Exhibit 10.38

LOAN AGREEMENT

among

THE ENTITIES LISTED HEREIN AS “BORROWERS”,

as Borrowers,

THE LENDERS PARTY HERETO
as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION
as Administrative Agent

December 18, 2014

(i)

(ii)

(iii)

(iv)

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	DESCRIPTIONS OF PROJECTS
EXHIBIT B	FORM OF REQUEST FOR ADVANCE
EXHIBIT C	FORM OF PROMISSORY NOTE
EXHIBIT D	FORM OF COMPLIANCE CERTIFICATE
SCHEDULE 1.1	DEFINITIONS
SCHEDULE 2.1	COMMITMENTS
SCHEDULE 2.3(1)	WIRE INSTRUCTIONS (TO ADMINISTRATIVE AGENT)
SCHEDULE 2.5	ALLOCATED LOAN AMOUNTS
SCHEDULE 2.10	LETTERS OF CREDIT
SCHEDULE 3.4-1	CAPITAL ADVANCE BUDGET (FOR CAPITAL IMPROVEMENTS SUBSEQUENT ADVANCES)
SCHEDULE 3.4-2	PRE CLOSING DATE LEASES ELIGIBLE FOR TI ADVANCES
SCHEDLE 3.5(3)(7)	LEASING PARAMETERS
SCHEDULE 4.1	REQUIRED INSURANCE
SCHEDULE 5.1	ORGANIZATIONAL MATTERS
SCHEDULE 5.3	EXCEPTIONS
SCHEDULE 5.6	PROJECTS SUBJECT TO CONDEMNATION
SCHEDULE 6.18	REQUIRED REPAIRS
SCHEDLE 6-18-1	POST CLOSING MATTERS
SCHEDULE 6.18-2	POST CLOSING ENVIRONMENTAL MATTERS
SCHEDULE 7.1-1	LEASE DEFAULTS AND LEASES FOR WHICH TENANT HAS PROVIDED A TERMINATION NOTICE
SCHEDULE 7.1-2	TENANT PREFERRED PURCHASE RIGHTS

(v)

LOAN AGREEMENT
This Loan Agreement (this “Agreement”) is entered into as of December __, 2014 among COLFIN COBALT I-II OWNER, LLC, COLFIN COBALT OWNER III, LLC, COLFIN COBALT I-II SUB, LLC and COLFIN COBALT SUB III, LLC, each a Delaware limited liability company (each, a “Borrower” and collectively, the “Borrowers”); each of the lenders that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereof and each lender that becomes a “Lender” after the date hereof pursuant to Section 13.20(2) (individually, a “Lender” and, collectively, the “Lenders”); and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
ARTICLE 1

DEFINITIONS AND INTERPRETATIONS
Section 1.1    Defined Terms. All capitalized terms used in this Agreement (and in all other Loan Documents, unless otherwise defined) and not otherwise defined when first used, shall have the meanings set forth for such terms in Schedule 1.1.
Section 1.2    Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa. All references to “Borrower” include, where the context so permits, “each Borrower” or “any Borrower”.
Section 1.3    Phrases. Except as otherwise expressly indicated, whenever Administrative Agent’s or any Lender’s acceptance, approval, consent, determination or satisfaction is required with respect to any matter in any Loan Document, such acceptance, approval, consent, determination or satisfaction shall be in Administrative Agent’s or such Lender’s reasonable discretion if no Event of Default then exists, and shall be in Administrative Agent’s or such Lender’s sole discretion if any Event of Default then exists. When used in any Loan Document, the word “including” shall mean “including, but not limited to,” and the words “hereof,” “herein,” “hereunder” and similar words refer to such Loan Document as a whole and not to any particular provision thereof; and subsection, Section, Schedule and Exhibit references are to the particular Loan Document unless otherwise specified. The use of the phrases “an Event of Default exists”, “no Event of Default has occurred and is continuing” or similar phrases in the Loan Documents shall not be deemed to grant Borrowers any right to cure an Event of Default, and each Event of Default shall continue unless and until the same is waived by Administrative Agent in writing in its sole discretion.
Section 1.4    Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 1.5    Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
Section 1.6    Non-Business Days. Except as expressly set forth elsewhere in this Agreement, if any payment to be made or item to be delivered by Borrowers under any Loan Document shall come due on a day other than a Business Day, then such payment shall be made, or such item shall be delivered, on the immediately succeeding Business Day.
ARTICLE 2

LOAN TERMS
Section 2.1    The Commitments, Loans and Notes.
(1)    Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make a term Loan or Loans to Borrowers in Dollars in an aggregate principal amount up to but not exceeding the amount of such Lender’s Commitment. The Loans shall be funded in one or more advances and repaid in accordance with this Agreement. The aggregate amount of all advances of the Loans on a cumulative basis shall not exceed the Maximum Commitment Amount. The Loans are not revolving credit loans, and Borrowers are not entitled to any readvances of any portion of the Loans which it may (or is otherwise required to) prepay pursuant to the provisions of this Agreement. Loans hereunder are distinguished by “Type” which, with respect to any Loan, refers to whether such Loan is a Eurodollar Loan or a Prime Rate Loan, each of which constitutes a Type.
(a)    Initial Loan Advance. The initial advance of the Loans (the “Initial Advance”) shall be in the aggregate amount of $1,088,500,000.00, for the purposes set forth on the settlement statement prepared for the closing of the Loans and approved by Administrative Agent on or before the Closing Date.
(b)    Subsequent Loan Advances. All subsequent advances of the Loans (each, a “Subsequent Advance”) up to $44,250,000.00 in the aggregate shall be made upon Borrowers’ satisfaction of the conditions for such advances described below in Article 3.
(2)    Lending Offices. The Loans of each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.
(3)    Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender. Notwithstanding the foregoing or anything to the contrary contained herein or in the Co-Lending Agreement, GECC shall retain responsibility to fund all Subsequent Advances in accordance with this Agreement, and all references to the Commitment of GECC shall be deemed to include such Subsequent Advances.
(4)    Notes.
(a)    Loan Notes. The Loans made by each Lender shall be evidenced by a single promissory note of Borrowers substantially in the form of Exhibit C, payable to such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.
(b)    Lender Records of Loans. The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to Borrowers, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation shall not affect the obligations of Borrowers to make a payment when due of any amount owing hereunder or under the Notes in respect of such Loans.
(c)    Substitution, Exchange and Subdivision of Notes. No Lender shall be entitled to have its Notes substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loans and Notes pursuant to Sections 13.9(3), 13.10 and 13.20 (and, if requested by any Lender, Borrowers agree to so substitute or exchange any Notes and enter into note splitter agreements in connection therewith).
(d)    Loss, Theft, Destruction or Mutilation of Notes. In the event of the loss, theft or destruction of any Note, upon Borrowers’ receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrowers by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to Borrowers, Borrowers shall execute and deliver to such holder a new replacement Note in lieu of the lost, stolen, destroyed or mutilated Note.
(e)    Funding of Loans. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Administrative Agent will promptly make such Loans available to Borrowers by wire transfer of immediately available funds to an account in the United States designated in writing by Borrowers to Administrative Agent.
Section 2.2    Interest Rate; Late Charge. During each Interest Period, subject to the provisions of this Agreement (including without limitation Section 2.7(2)), the outstanding principal balance of the Loans (including any amounts added to principal under the Loan

Documents), including Interim Loan Advances, shall (with respect to each Lender and each Note) bear interest at a rate of interest (the “Contract Rate”), equal to the sum of (1) the Interest Rate Spread for such Note plus (2) the Adjusted Libor Rate in effect for such Interest Period. Subject to the provisions of this Agreement (including without limitation Section 2.7(2)), Eurodollar Loans shall Continue as Eurodollar Loans from one Interest Period to the next Interest Period. Interest owing for each month shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the first day of such month (or, for the Initial Advance, from the date of such advance). Principal and other amortization payments shall be applied to the outstanding balance of the Loans as and when actually received. If Borrowers fail to pay any installment of interest or principal within five (5) days of (and including) the date on which the same is due (other than the principal payment due on the Maturity Date), Borrowers shall pay to Administrative Agent (on behalf of the Lenders) a late charge on such past‑due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. The foregoing late charge is intended to compensate Administrative Agent and the Lenders for the expenses incident to handling any such delinquent payment and for the losses incurred by Administrative Agent and the Lenders as a result of such delinquent payment. Borrowers, Administrative Agent and the Lenders agree that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses that Administrative Agent and the Lenders will incur by reason of late payment. Borrowers, Administrative Agent and the Lenders further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the default arising from the overdue installment, and shall not prevent Administrative Agent or any Lender from exercising any other rights or remedies available to them. While any Event of Default exists, the Loans shall bear interest at the Default Rate. During the continuance of an Event of Default, Administrative Agent may suspend the Continuance of any Loan as a Eurodollar Loan, in which event all Loans shall be Converted (as of the next Libor Reset Date) into Prime Rate Loans and, thereafter, the Default Rate shall be computed using the Prime-Based Rate.
Section 2.3    Terms of Payment. The Loans shall be payable as follows:
(1)    Interest. On the Closing Date, Borrowers shall make a payment of interest only for the first Interest Period. Thereafter, commencing on February 1, 2015, Borrowers shall pay interest in arrears on the first Business Day of each month (each, a “Payment Date”) for the immediately preceding Payment Period, until all amounts due under the Loan Documents are paid in full. All such monthly payments of interest, and all monthly principal amortization payments required pursuant to Section 2.3(2), if any, shall be paid in accordance with the wire transfer instructions set forth in Schedule 2.3(1) hereto (or such other instructions as Administrative Agent may from time to time provide). Borrowers agree that if proceeds of the Loans are wired into escrow for the initial closing of the Loans, interest begins accruing from the date such proceeds are wired into escrow, regardless of whether the Closing Date occurs on the same date or a later date.
(2)    Principal Amortization. The Loans shall be interest-only Loans, and Borrowers shall not be required to make scheduled principal amortization payments.

(3)    Maturity. On the Maturity Date, Borrowers shall pay to Administrative Agent (on behalf of the Lenders) all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents. Subject to the provisions of this Section 2.3(3), Borrowers, at their option, may extend the term of the Loans for three (3) additional 12‑month periods. Borrowers’ right to extend the term of the Loans is subject to the satisfaction of each of the following conditions as to each extension (except to the extent otherwise set forth below):
(a)    Borrowers shall deliver to Administrative Agent a written request to extend the term of the Loans (the “Extension Request”) at least sixty (60) days, but not more than one hundred twenty (120) days, before the then existing Maturity Date, which Extension Request shall be revocable up until the day prior to the then scheduled Maturity Date (provided Borrowers shall reimburse Administrative Agent and each Lender for any costs and expenses, and each Lender’s actual breakage costs, if any, with respect to third party hedging arrangements, incurred as a result of the delivery of such revocation of the Extension Request).
(b)    No Event of Default has occurred and is continuing on the date on which Borrowers deliver the Extension Request to Administrative Agent, or on the date the extension period commences.
(c)    During the extended term of the Loans, all terms and conditions of the Loan Documents (other than the original Maturity Date) shall continue to apply except that (A) Borrowers shall have no further right to extend the term of the Loans after the third extension, and as of September 30, 2017, any obligation of Lenders to make any additional or further advances of the Loans shall be canceled and terminated, and from and after such date, Borrowers shall have no right to request or receive any further or additional advances of the Loans, and (B) the Interest Rate Spread and Prime Rate Spread shall change as set forth in the definition of Interest Rate Spread.
(d)    With respect only to the third extension option, the Debt Yield equals or exceeds eight and one-half percent (8.5%), and the Debt Service Coverage (based on the Contract Rate which will be in effect upon commencement of such extension period) equals or exceeds 1.35:1.0; provided, however, that if, based on the outstanding balance of the Loans as of the date of calculation, Borrowers fail to satisfy the foregoing Debt Yield and/or Debt Service Coverage conditions(s), Borrowers may satisfy such condition(s) by paying down the outstanding balance of the Loans (or providing Administrative Agent with an acceptable letter of credit or cash deposit) to an amount that would result in such condition(s) being satisfied.
(e)    Borrowers shall have delivered to Administrative Agent (i) a copy of a Cap Agreement with a term through the end of the extension period, a notional amount of not less than the then outstanding principal balance of the Loans and a strike price that does not exceed the rate which, when included in the Contract Rate, would result in a Debt Service Coverage of less than 1.10:1.0 (and that otherwise complies with the requirements of Section 2.8, including the rating of the Counterparty), and (ii) an Interest Rate Cap Security Agreement covering such Cap Agreement, duly executed by Borrowers, together with the consent of the Counterparty to the Interest Rate Cap Security Agreement.
(f)    Borrowers shall deliver or cause Joinder Party to deliver a Compliance Certificate certifying that Joinder Party’s Tangible Net Worth equals or exceeds the amounts set forth in Section 10.2(3), and within 30 days prior to the scheduled Maturity Date Borrowers shall deliver to Administrative Agent unaudited financial statements of Joinder Party setting forth Joinder Party’s Tangible Net Worth as of a date no earlier than the date which is 60 days prior to the then scheduled Maturity Date. Borrowers shall have provided Administrative Agent with such information as Administrative Agent may reasonably request to enable Administrative Agent to confirm Borrowers’ continued compliance with Article 9.
(g)    Borrowers shall execute and deliver such other instruments, certificates, opinions of counsel and documentation as Administrative Agent shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Administrative Agent by the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents, endorsements to Administrative Agent’s title insurance policies.
(h)    Borrowers shall pay all reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with such extension of the Loans, including Administrative Agent’s attorneys’ fees and disbursements.
(4)    Extension. In connection with any Extension Request, Borrowers and Administrative Agent hereby agree as follows:
(a)    Within forty-five (45) days after Administrative Agent’s receipt of the Extension Request, Administrative Agent, at its option and at no cost to Borrowers, may adjust the Allocated Loan Amounts for the Projects based on the then outstanding principal balance of the Loans and the value of the Projects as of such date, based on Administrative Agent’s reasonable determination of then relative Project values (but this subparagraph (a) shall apply only with respect to the second extension option and only if the second extension option is exercised); provided, that, Administrative Agent shall, on or before the last day of such forty-five (45) day period, deliver to Borrowers a revised Schedule 2.5 setting forth such adjusted Allocated Loan Amounts, which shall supersede and replace the original Schedule 2.5.
(b)    Administrative Agent shall have the right, at Lenders’ expense, to update the Site Assessment for each Project, and Borrowers shall cooperate with Lender at no out of pocket costs to Borrowers in connection with any such updates (but this subparagraph (b) shall apply only with respect to the third extension option and only if the third extension option is exercised).

(c)    Administrative Agent shall have the right, at Lenders’ expense, to update the engineering report for each Project, and Borrowers shall cooperate with Lender at no out of pocket costs to Borrowers in connection with any such updates (but this subparagraph (c) shall apply only with respect to the third extension option and only if the third extension option is exercised).
(5)    Lockout/Prepayment. Until the end of the December 31, 2015, (the “Prepayment Premium Period”), Borrowers may prepay the Loans in whole or in part only (a) in connection with a Release Payment in accordance with Section 2.4 upon not less than thirty (30) days’ prior written notice to Administrative Agent, which notice shall be revocable until the day prior to the date of the requested release (provided Borrowers shall reimburse Administrative Agent and each Lender for any costs and expenses, and each Lender’s actual breakage costs, if any, with respect to third party hedging arrangements, incurred as a result of the delivery of such revocation of the request for a release), or (b) in the circumstances described in Section 10.4 of this Agreement, upon (in the case only of a prepayment consisting of a Release Payment and not a prepayment described in Section 10.4 of this Agreement) payment of a prepayment premium (“Prepayment Premium”) equal to the greater of the Spread Maintenance Amount or 1% of the amount prepaid (provided, however, that the Prepayment Premium shall not be required to be paid with respect to the first $339,825,000.00, in the aggregate, of Release Payments made). After the Prepayment Premium Period, upon not less than thirty (30) days’ prior written notice to Administrative Agent, which notice shall be revocable until the day prior to the requested prepayment date (provided Borrowers shall reimburse Administrative Agent and each Lender for any costs and expenses, and each Lender’s actual breakage costs, if any, with respect to third party hedging arrangements, incurred as a result of the delivery of such revocation of the requested release) Borrowers may prepay the Loans, in whole or in part, without payment of the Prepayment Premium. Without limiting the restrictions on prepayment set forth above, if the Loans are prepaid, in whole or in part, including pursuant to Section 2.4, Section 2.7(2), Section 2.7(7), a casualty or condemnation, Section 6.5 or Section 10.4, each such prepayment shall be made to Administrative Agent on the prepayment date specified in the applicable notice to Administrative Agent pursuant hereto, and (in every case) together with (i) the accrued and unpaid interest on the principal amount prepaid, and (ii) any amounts payable to a Lender pursuant to Section 2.7(5) as a result of such prepayment while a Eurodollar Loan is in effect. If the Loans are accelerated during the Prepayment Premium Period for any reason other than casualty or condemnation or pursuant to Section 6.5, Borrowers shall pay to Administrative Agent, in addition to all other amounts outstanding under the Loan Documents, any amounts payable to a Lender pursuant to Section 2.7(5) as a result of such prepayment while a Eurodollar Loan is in effect plus (if during the Prepayment Premium Period) the Prepayment Premium. For the avoidance of doubt, Borrowers shall not be required to pay the Prepayment Premium in connection with any full or partial prepayment of the Loans pursuant to a casualty or condemnation, or pursuant to Section 6.5. Borrowers acknowledge that the Prepayment Premium required by this Section constitutes partial compensation to Lenders for the cost of reinvesting proceeds of the Loans and for the loss of the contracted rate of return on the Loans. Furthermore, Borrowers acknowledge that the loss that may be sustained by Lenders as a result of such a prepayment by Borrowers is not susceptible of precise calculation and the Prepayment Premium represents the good faith effort of Borrowers and Lenders to compensate Lenders for such loss. Borrowers confirm that Lenders’ agreement to make the Loans at the interest rate(s) and on the other terms set forth herein constitutes adequate and valuable consideration, given individual weight by Borrowers, for the prepayment provisions set forth in this Section 2.3(4). No partial prepayment of the Loans shall entitle Borrowers to any release of Collateral unless Borrowers satisfy the provisions of Section 2.4.
(6)    Early Loan Acceleration. Notwithstanding anything to the contrary contained in this Agreement, if at any time the aggregate outstanding principal balance of the Loans is less than Two Hundred Million Dollars ($200,000,000.00), Administrative Agent shall have the right to accelerate the Loans, whereupon all amounts owing under the Loan Documents shall become due and payable without any penalty or premium on the date which is one hundred twenty (120) days (the “Early Termination Date”) after the date that Administrative Agent provides Borrowers with notice of Administrative Agent’s intent to accelerate the Loans pursuant to the provisions of this Section 2.3(6); provided that Borrowers shall have the right to repay the Loans without penalty or premium on any earlier date after Borrower receipt of such notice. Borrowers shall pay to Administrative Agent, in immediately available funds, all outstanding principal, accrued and unpaid interest, and any other amounts owing under the Loan Documents as of the Early Termination Date (or as of such earlier date on which Borrowers elect to repay the Loans, as permitted in this Section 2.3(6)), including any amounts payable to a Lender pursuant to Section 2.7(5) as a result of such prepayment while a Eurodollar Loan is in effect.
(7)    Fees. As partial consideration for Lenders’ agreement to make the Loans, Borrowers shall pay to Administrative Agent (on behalf of Lenders) a loan origination fee as set forth in the Fee Letter (the “Origination Fee”). The Origination Fee shall be payable in full on or before the Closing Date.
(8)    Application of Payments. So long as no Event of Default exists, all payments received by Administrative Agent under the Loan Documents shall be applied in the following order: (a) to any fees and expenses due to Administrative Agent and any Lender under the Loan Documents; (b) to any Default Rate interest or late charges; (c) to accrued and unpaid interest; (d) to amounts owed under any Reserves; and (e) to the principal sum and other amounts due under the Loan Documents. Prepayments of principal, if permitted or accepted, shall be applied against amounts owing in inverse order of maturity. While any Event of Default exists, Administrative Agent may apply all payments to amounts then owing in any manner and in any order as determined by Administrative Agent.
Section 2.4    Security; Releases of Projects. The Loans shall be secured by, among other things, the Mortgages, each creating a first Lien on a Project, subject to Permitted Encumbrances, and the other Collateral. Except as expressly set forth below in this Section, Administrative Agent shall have no obligation to release any Collateral until all of Borrowers’ indebtedness and obligations under the Loan Documents have been paid and performed in full, and all obligations of Administrative Agent and each Lender under this Agreement and the other Loan

Documents have terminated. Notwithstanding the foregoing, Borrowers shall be entitled to obtain releases of Projects from the Lien of the Loan Documents provided that all of the following conditions are satisfied as to each such release:
(1)    Borrowers have provided Administrative Agent with at least thirty (30), but not more than sixty (60), days’ prior written notice (the “Partial Release Notice”) of the proposed release, which Partial Release Notice shall be revocable until the day prior to the date of the requested release (provided Borrowers shall reimburse Administrative Agent and each Lender for any costs and expenses, and each Lender’s actual breakage costs, if any, with respect to third part hedging arrangements, incurred as a result of the delivery of such revocation of the Partial Release Notice), together with copies of any documents that Borrowers request that Administrative Agent execute in connection with such proposed release.
(2)    No Event of Default has occurred and is continuing on the date on which Borrowers deliver the Partial Release Notice to Administrative Agent, or on the date of the release.
(3)    Subject to Section 10.4 of this Agreement, the proposed release shall have been requested in connection with either (A) a bona fide sale of a Project to a third-party purchaser (not an Affiliate of a Borrower or any Borrower Party) , which sale may be structured as a sale of the fee interest in such Project, a sale of 100% of the equity interests in the owner of such Project or a ground lease of such Project so long as immediately following such sale or lease, Borrowers shall remain in compliance with all of its representations, warranties and covenants set forth in this Agreement (a “Third Party Sale”) or (B) a refinance with a third party lender (not an affiliate of a Borrower or any Borrower Party (a “Third Party Refinance”)). Except as otherwise set forth in Section 10.4 of this Agreement, no partial release shall be permitted other than in connection with a Third Party Sale or Third Party Refinance.
(4)    In the case of a Third Party Sale, Borrowers shall have delivered to Administrative Agent a copy of the purchase and sale agreement or ground lease, as applicable, and all other related documentation with respect to the sale of the Project to be released (collectively, the “Purchase Agreement”), and such information regarding the ownership of the buyer and its source of funds for the purchase of the Project to be released as may be reasonably required by Administrative Agent to confirm Borrowers’ compliance with Section 9.1(2). Borrowers shall ensure that the Purchase Agreement grants Borrowers the right to obtain and provide to Administrative Agent the necessary information to perform Borrowers’ obligations under this Section 2.4(4).
(5)    Concurrently with Administrative Agent’s release of the Project, Borrower shall have paid to Administrative Agent (on behalf of the Lenders) an amount (the “Release Payment”) equal to the greater of the following amounts:
(a)    one hundred five percent (105%) of the Allocated Loan Amount of the Project to be released until the aggregate Release Payments pursuant to this clause (a) equal $226,550,000.00, and one hundred ten percent (110%) of the Allocated Loan Amount of the Project to be released (after the aggregate Release Payments pursuant to this clause (a) exceed $226,550,000.00); and
(b)    the minimum amount which, when applied to the outstanding principal balance of the Loans, would result in a Debt Yield (after giving effect to the proposed release) equal to the greater of (i) seven and eighty-five hundredths percent (7.85%) or (ii) the Debt Yield calculated immediately prior to, and without giving effect to, the proposed release. In no event, however, shall the required Debt Yield exceed 11.0%.
(6)    In addition to the Release Payment, Borrowers shall have paid to Administrative Agent (on behalf of the Lenders) (a) the Prepayment Premium, if any, and (b) any amounts payable to a Lender pursuant to Section 2.7(5) as a result of such prepayment while a Eurodollar Loan is in effect.
(7)    Borrowers shall have executed and delivered such other instruments, certificates, opinions of counsel and documentation as Administrative Agent shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Administrative Agent by the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents and endorsements to title insurance policy insuring the Lien of the first position Mortgages encumbering the remaining Projects, subject only to Permitted Encumbrances.
(8)    Borrowers shall have paid any and all reasonable out‑of‑pocket costs and expenses incurred by Administrative Agent in connection with the proposed release, including reasonable attorneys’ fees and disbursements and all title insurance premiums for any title endorsements required by Administrative Agent in connection with the proposed release.
(9)    Borrowers shall have delivered to Administrative Agent evidence reasonably satisfactory to Administrative Agent that all amounts owing to any parties in connection with the transaction relating to the proposed release have been paid in full, or are simultaneously paid in full at closing, or adequate reserves therefor are established by Borrower in cash with respect to contingent or other liabilities that may arise out of such transaction.
(10)    No release of a Project shall cause any remaining Project (including an adjacent Project) to be in violation of any requirement of any applicable law; cause any remaining Project (including an adjacent Project) to cease to have vehicular and pedestrian access to public rights of way, parking and utility services adequate to allow such Project to be used and operated in substantially the same manner as prior to the proposed release; or cause any remaining Project (including an adjacent Project) to become a nonconforming use.

Section 2.5    Adjustments to Release Price. The Allocated Loan Amount for each Project shall be increased dollar-for-dollar for any Subsequent Advances made after the Initial Advance which relate directly to such Project. The Allocated Loan Amount for each Project shall be decreased dollar-for-dollar for prepayments of principal which relate directly to such Project (e.g., Loss Proceeds or condemnation proceeds, or a Release Payment). The amount of any Release Payment for a Project in excess of such Project’s Allocated Loan Amount shall be applied to reduce the Allocated Loan Amounts for the remaining Projects on a pro rata basis, in accordance with each other remaining Project’s Allocated Loan Amount. Any Loan advance or principal prepayment not directly related to a specific Project shall be allocated by Administrative Agent to the Projects, on a pro rata basis, in accordance with each such Project’s Allocated Loan Amount.
Section 2.6    Payments; Pro Rata Treatment; Etc.
(1)    Payments Generally.
(a)    Payments by Borrowers. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrowers under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by Borrowers under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at an account designated by Administrative Agent by notice to Borrowers, not later than 1:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
(b)    Application of Payments. Subject to the provisions of Section 2.3(8), Borrowers shall, at the time of making each payment under this Agreement or any Note for the account of any Lender, specify to Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts payable by Borrowers hereunder to which such payment is to be applied (and in the event that Borrowers fail to so specify, or if an Event of Default has occurred and is continuing, Administrative Agent may distribute such payment to the Lenders for application in such manner as it may determine to be appropriate, subject to Section 2.6(2) and any other agreement among Administrative Agent and the Lenders with respect to such application).
(c)    Forwarding of Payments by Administrative Agent. Except as otherwise agreed by Administrative Agent and the Lenders, each payment received by Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loans or other obligation in respect of which such payment is made. The Lenders acknowledge, however, that the obligations of Administrative Agent shall be governed by the Co-Lending Agreement.

(d)    Extensions to Next Business Day. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.
(2)    Pro Rata Treatment. Except to the extent otherwise provided herein or in the Co-Lending Agreement: (a) each advance of a Loan from the Lenders under Section 2.1(1) shall be made from the Lenders, and any termination of the obligation to make an advance of the Loans shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) except as otherwise provided in Section 2.7(4), Loans shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of Conversions or Continuations of Loans); (c) each payment or prepayment of principal of Loans by Borrowers shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (d) each payment of interest on Loans by Borrowers shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
(3)    Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have been notified by a Lender or Borrowers (in either case, the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of Borrowers) a payment to Administrative Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (a) the Federal Funds Rate for such day in the case of payments returned to Administrative Agent by any of the Lenders or (b) the applicable interest rate due hereunder with respect to payments returned by Borrowers to Administrative Agent and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(a)    if the Required Payment shall represent a payment to be made by Borrowers to the Lenders, Borrowers and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrowers under Section 2.2 to pay interest on the Required Payment at the Default Rate), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrowers under Section 2.2 to pay interest at the Default Rate in respect of the Required Payment; and
(b)    if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrowers, the Payor and Borrowers shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to whichever of the rates specified in Section 2.2 is applicable to the Type of such Loan, it being understood that the return by Borrowers of the Required Payment to Administrative Agent shall not limit any claim Borrowers may have against the Payor in respect of such Required Payment; provided, however, that nothing in this Section 2.6(3) shall be deemed to obviate the obligation of GECC and its Affiliates to fund (on a pro rata basis as between GECC and its Affiliates) all Subsequent Advances.
(4)    Sharing of Payments, Etc.
(a)    Right of Set-off. Borrowers agree that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (to the fullest extent permitted by law) but subject to Administrative Agent’s prior, written consent in each instance, to set-off and apply any deposit (general or special, time or demand, provisional or final), or other indebtedness, held by it for the credit or account of Borrowers at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such deposit or other indebtedness is then due to Borrowers), in which case it shall, subject to Section 13.7(4), promptly notify Borrowers thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.
(b)    Sharing. If any Lender shall obtain from Borrowers payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrowers to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
(c)    Consent by Borrowers. Borrowers agree that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
(d)    Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrowers. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.6(4) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.6(4) to share in the benefits of any recovery on such secured claim.
Section 2.7    Yield Protection; Etc.
(1)    Additional Costs.
(a)    Costs of Making or Maintaining Eurodollar Loans. Borrowers shall pay to Administrative Agent for account of each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:
(i)    shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Note(s) or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note(s) in respect of any of such Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or
(ii)    imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement used in the determination of the Adjusted Libor Rate for any Interest Period for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of “Libor Rate”), or any commitment of such Lender (including the Commitment of such Lender hereunder); or
(iii)    imposes any other condition affecting this Agreement or its Note(s) (or any of such extensions of credit or liabilities) or its Commitment.
If any Lender, through Administrative Agent, requests compensation from Borrowers under this Section 2.7(1)(a), Borrowers may, by notice to such Lender (with a copy to Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue Eurodollar Loans, or to Convert Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 2.7(4) shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(b)    Costs Attributable to Regulatory Change or Risk-Based Capital Guidelines. Without limiting the effect of the foregoing provisions of this Section 2.7(1) (but without duplication), Borrowers shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basel Accord, of capital in respect of its Commitment or its Loans. Such compensation shall include an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request.

(c)    Notification and Certification. Each Lender shall notify Borrowers through Administrative Agent of any event occurring after the date hereof entitling such Lender to compensation under Section 2.7(1)(a) or Section 2.7(1)(b) as promptly as practicable, but in any event within ninety (90) days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within ninety (90) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 2.7(1) in respect of any costs resulting from such event, only be entitled to payment under this Section 2.7(1) for costs incurred from and after the date ninety (90) days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, except that such Lender shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender will furnish to Borrowers a certificate setting forth the basis and amount of each request by such Lender for compensation under Section 2.7(1)(a) or Section 2.7(1)(b). Determinations and allocations by any Lender for purposes of this Section 2.7(1) of the effect of any Regulatory Change pursuant to Section 2.7(1)(a), or the effect of capital maintained pursuant to Section 2.7(1)(b), on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 2.7(1), shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.
(2)    Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Libor Rate for any Interest Period for any Eurodollar Loan:
(a)    Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of Libor Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or
(b)    the Required Lenders determine, which determination shall be conclusive, and notify Administrative Agent that the relevant rates of interest referred to in the definition of Libor Rate upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Lenders of making or maintaining Eurodollar Loans for such Interest Period;
then Administrative Agent shall give Borrowers and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, to Continue Eurodollar Loans or to Convert Loans of any other Type into Eurodollar Loans, and Borrowers may, on the last day(s) of the then current Interest

Period(s) for the outstanding Eurodollar Loans, at Borrower’s election, either prepay such Loans or such Loans shall be automatically Converted into Prime Rate Loans. If, pursuant to the provisions of Section 2.7(2)(a) above, Eurodollar Loans have been Converted to Prime Rate Loans but thereafter the Libor Rate can again be determined as provided in the definition of the Libor Rate set forth herein, the Administrative Agent shall provide prompt written notice to the Borrowers and the Lenders, and such Prime Rate Loans shall be Converted back to Eurodollar Loans on the Libor Reset Date that occurs not less than thirty (30) days after the Administrative Agent provides the written notice referenced in the previous sentence.
(3)    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder (and, in sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrowers thereof (through Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 2.7(4) shall be applicable).
(4)    Treatment of Affected Loans. If the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Prime Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 2.7(1) or Section 2.7(3), such Lender’s Loans shall be automatically Converted into Prime Rate Loans as of the next Libor Reset Date (or, in the case of a Conversion resulting from a circumstance described in Section 2.7(3), on such earlier date as such Lender may specify to Borrowers (through Administrative Agent) and, unless and until such Lender gives notice through Administrative Agent as provided below that the circumstances specified in Section 2.7(1) or Section 2.7(3) that gave rise to such Conversion no longer exist:
(a)    to the extent that such Lender’s Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Loans shall be applied instead to its Prime Rate Loans; and
(b)    all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall instead be made as or Converted to Prime Rate Loans, and all Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Prime Rate Loans.
If such Lender gives notice to Borrowers (through Administrative Agent) that the circumstances specified in Section 2.7(1) or Section 2.7(3) that gave rise to the Conversion of such Lender’s Loans pursuant to this Section 2.7(4) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Prime Rate Loans shall be automatically Converted to Eurodollar Loans as of the next Libor Reset Date.

(5)    Compensation. Borrowers shall pay to Administrative Agent for account of each Lender, upon the request of such Lender through Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:
(a)    any payment, prepayment or Conversion of a Eurodollar Loan made by such Lender for any reason (including the acceleration of the Loans pursuant to Administrative Agent’s or the Lenders’ rights referred to in Article 11) on a date other than the next Libor Reset Date for such Loan; or
(b)    any failure by Borrowers for any reason to borrow a Eurodollar Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given to Administrative Agent in accordance with the terms of this Agreement.
Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow through the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the Libor Rate over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall cease to make such bids, the equivalent rate, as reasonably determined by such Lender, derived from Bloomberg Screen USSW<GO> Page or other publicly available source as described in the definition of Libor Rate. Neither the Lenders nor Administrative Agent shall have any obligation to purchase, sell and/or match funds in connection with funding, Continuing, Converting or maintaining the Loans or any portion thereof.
(6)    U.S. Taxes.
(a)    Gross-up for Deduction or Withholding of U.S. Taxes. Borrowers agree to pay to Administrative Agent for the account of each Lender that is not a U.S. Tax Person (as defined below) such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Tax Person hereunder after deduction for or withholding in respect of any U.S. Taxes (as defined below) imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non-U.S. Tax Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:
(i)    to any payment to any Lender hereunder unless such Lender is, on the date hereof (or on the date it becomes a Lender hereunder as provided in Section 13.20(2)) and on the date of any change in the Applicable Lending Office of such Lender, entitled to submit either a Form W-8BEN (as defined below, and relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or a Form W-8ECI (as defined below, and relating to all interest to be received by such Lender hereunder in respect of the Loans), or
(ii)    to any U.S. Taxes imposed solely by reason of the failure by such non-U.S. Tax Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Tax Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes, or
(iii)    to any U.S. Taxes imposed pursuant to FATCA (as defined below).
For the purposes hereof, (A) “U.S. Tax Person” means a citizen, national or resident of the United States of America, a corporation, limited liability company, partnership or other entity created or organized in or under any laws of the United States of America or any state thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) ”U.S. Taxes” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (C) “Form W-8BEN” means Form W-8BEN of the Department of the Treasury of the United States of America, (D) “Form W-8ECI” means Form W-8ECI of the Department of the Treasury of the United States of America, and (E) ”FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended version that is substantively comparable and is not materially more onerous to comply with), any current or future regulations or interpretations issued with respect thereto, any agreements entered into pursuant to Section 1471(b) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code. Each of the forms referred to in the foregoing clauses (C) and (D) shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such form relates.
(b)    Evidence of Deduction, Etc. Within thirty (30) days after paying any amount to Administrative Agent for the account of a Lender from which it is required by law to make any deduction or withholding, and within thirty (30) days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrowers shall deliver to Administrative Agent for delivery to such non-U.S. Tax Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).
(7)    Replacement of Lenders; Prepayment. If any Lender requests compensation through Administrative Agent pursuant to Section 2.7(1) or Section 2.7(6), or any Lender’s obligation to Continue Loans of any Type, or to Convert Loans of any Type into the other Type of Loan, shall be suspended pursuant to Section 2.7(2) or Section 2.7(3) (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), (A) Borrowers, upon three (3) Business Days’ notice, may require that such Requesting Lender transfer all of its right, title and interest under this Agreement and such Requesting Lender’s Note(s) to any bank or other financial institution (a “Proposed Lender”) identified by Borrowers that is satisfactory to Administrative Agent (a) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with interest thereon to the date of such purchase (to the extent not paid by Borrowers), and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts accrued and payable hereunder to such Requesting Lender as of the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.7(5) as if all of such Requesting Lender’s Loans were being prepaid in full on such date), and (b) if such Requesting Lender has requested compensation pursuant to Section 2.7(1) or Section 2.7(6), such Proposed Lender’s aggregate requested compensation, if any, pursuant to Section 2.7(1) or Section 2.7(6) with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender or (B) Borrowers may prepay that portion of the Loans held by the Requesting Lender. Subject to the provisions of Section 13.20(2), such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements of Borrowers contained in Section 2.7(1), Section 2.7(6) and Section 13.5 (without duplication of any payments made to such Requesting Lender by Borrowers or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 2.7(7) with respect to the time prior to such replacement.
Section 2.8    Interest Rate Cap Agreement. On or before the Closing Date, Borrowers shall enter into and at all times thereafter maintain an interest rate cap agreement (“Cap Agreement”) in connection with the Loans, which Cap Agreement shall have a notional amount equal to $1,132,750,000.00, and shall have a strike price of, or shall otherwise cap Borrowers’ Adjusted Libor Rate exposure at, 3% (subject to Section 2.3(3)(e) which requires a different strike price during each extension period). The form of the Cap Agreement required pursuant to this Section, and the counterparty to the Cap Agreement (the “Counterparty”), shall be satisfactory to Administrative Agent in its reasonable discretion (and shall otherwise satisfy the ratings criteria set forth below). Substantially concurrently with entering into the Cap Agreement, Borrowers shall deliver to Administrative Agent an Interest Rate Cap Security Agreement, duly executed and delivered by Borrowers in favor of Administrative Agent (on behalf of the Lenders), together with the consent of the Counterparty to such collateral assignment, which consent shall be substantially in the form of the exhibit to the Interest Rate Cap Security Agreement or otherwise in a form reasonably acceptable to the Counterparty. The Counterparty must have long-term debt obligations rated not lower than “A-” by Standard & Poor’s and “A3” by Moody’s, or a counterparty rating not lower than “A-” by Standard & Poor’s and “A3” by Moody’s. In the event of any downgrade or withdrawal of the Counterparty rating below A- from Standard & Poor’s or below A3 from Moody’s, Borrowers shall replace the Cap Agreement with a replacement Cap Agreement with an acceptable Counterparty not later than ten (10) Business Days following receipt of notice from Counterparty or Administrative Agent of such downgrade or withdrawal, which substitute Cap Agreement shall otherwise comply with the foregoing provisions of this Section.
Section 2.9    Administrative Agent Fee. Until payment in full of all obligations under this Agreement and the other Loan Documents, Borrowers shall pay to the Administrative Agent, for its sole account, the Administrative Agent Fee in accordance with the Fee Letter.
Section 2.10    Letters of Credit. Whenever this Agreement permits Borrowers to provide a letter of credit with Administrative Agent, such letter of credit shall satisfy the requirements of, and shall be held by Administrative Agent pursuant to, Schedule 2.10.

ARTICLE 3

RESERVES, DISTRIBUTIONS AND ADDITIONAL LOAN ADVANCES
Section 3.1    Reserves. The following reserves shall be required in connection with the Loans:
(1)    Tax Reserve. On each Payment Date, Borrowers shall pay to Administrative Agent, for deposit into a reserve established by Administrative Agent (the “Tax Reserve“), one-twelfth (1/12) of the amount necessary to pay annual real estate taxes, assessments and similar charges relating to the Projects (collectively, “Property Taxes”). At or before the Initial Advance, Borrowers shall deliver to Administrative Agent, for deposit in the Tax Reserve, a sum of money in an amount equal to $11,153,475.00, which together with the monthly installments will be sufficient to make each payment of Property Taxes thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payment and which deposit may be made from the Loan proceeds. The amount of the monthly installments shall be determined on the basis of Administrative Agent’s reasonable estimate from time to time of the Property Taxes for the current year (after giving effect to any reassessment or, at Administrative Agent’s election, on the basis of the Property Taxes for the prior year, with adjustments when the Property Taxes are fixed for the then current year). Borrowers shall furnish Administrative Agent with bills for the Property Taxes for which the Tax Reserve funds are required at least thirty (30) days prior to the date on which such Property Taxes first become payable. If at any time the amount on deposit in the Tax Reserve, together with the monthly installments to be paid by Borrowers before such Property Taxes are payable, is insufficient to pay such Property Taxes, Borrowers shall pay any deficiency to Administrative Agent immediately upon demand, for deposit in the Tax Reserve. Administrative Agent shall pay such Property Taxes when the amount on deposit in the Tax Reserve is sufficient to pay such Property Taxes and Administrative Agent has received a bill for such Property Taxes. Notwithstanding anything to the contrary in this Section 3.1(1), Borrowers shall NOT be required to make an initial deposit into the Tax Reserve with respect to, or make monthly real estate tax and assessment payments to Administrative Agent as described in the first sentence of this Section 3.1(2) with respect to, any Project if a tenant occupying 100% of such Project is required (pursuant to its lease of such Project) to pay such real estate taxes and assessments directly to the applicable governmental authority. Borrowers shall provide Administrative Agent, within 20 days following the date such real estate taxes are due without penalty or interest, with written evidence that such real estate taxes have been paid.
(2)    Insurance Reserve. On each Payment Date, Borrowers shall pay to Administrative Agent, for deposit into a reserve established by Administrative Agent (the “Insurance Reserve”), an amount equal to 1/12th of the amount determined by Administrative Agent for annual insurance premiums required to be maintained by Borrowers relating to the Projects. At or before the Initial Advance, Borrowers shall deliver to Administrative Agent, for deposit in the Insurance Reserve, a sum of money in an amount equal to $436,667.00 (which initial deposit may be made from Loan proceeds), which together with the monthly installments will be sufficient to make each insurance premium payment thirty (30) days prior to the date such payment is due. The amount of the monthly installments shall be determined on the basis of Administrative Agent’s reasonable estimate from time to time of the insurance premiums for the current year (on the basis of the insurance premiums for the prior year, with adjustments when the insurance premiums are fixed for the then current year). Borrowers shall furnish Administrative Agent with bills for the insurance premiums for which the Insurance Reserve funds are required at least thirty (30) days prior to the date on which the insurance premiums first become payable. If at any time the amount on deposit in the Insurance Reserve, together with the monthly installments to be paid by Borrowers before such insurance premiums are payable, is insufficient to pay such insurance premiums, Borrowers shall pay any deficiency to Administrative Agent immediately upon demand, for deposit in the Insurance Reserve. Administrative Agent shall pay such insurance premiums when the amount on deposit in the Insurance Reserve is sufficient to pay such insurance premiums and Administrative Agent has received a bill for such insurance premiums. Notwithstanding anything to the contrary in this Section 3.1(2), Borrowers shall NOT be required to make an initial deposit into the Insurance Reserve with respect to, or make monthly payments to Administrative Agent as described in the first sentence of this Section 3.1(2) with respect, a Project, so long as Borrowers maintain a blanket insurance policy covering such Project which provides for all of the insurance required by this Agreement to be maintained for such Project, in form and scope acceptable to Administrative Agent, and provides evidence to Administrative Agent at least 20 days prior to expiration of such policy that such policy has been renewed for another one-year term and the premium therefore has been paid for in advance.(As used in the immediate preceding sentence, a “blanket insurance policy” means a policy of insurance covering multiple real properties, no more than 50% of which real properties are the Projects).

(3)    Capital Replacements Reserve. Upon the occurrence of a Cash Flow Reserve Event, Borrowers shall pay to Administrative Agent an amount equal to the product obtained by multiplying the rentable square footage of the Projects which are then part of the Collateral by $0.10, such amount to be deposited into a capital replacements reserve established by Administrative Agent (the “Capital Replacements Reserve”). The funds held in the Capital Replacements Reserve may be advanced by Administrative Agent to Borrowers for capital replacements and capital repairs to a Project pursuant to a budget prepared by Borrowers and approved by Administrative Agent (such approved budget is referred to herein as the “Capital Replacements Budget”) which shall be a budget separate from the Capital Budget and the Capital Advance Budget; however, funds in the Capital Replacements Reserve shall not be available to pay for the costs any of the improvements for which Subsequent Advances for Capital Expenditures set forth in the Capital Advance Budget are contemplated by Section 3.3. The Capital Replacements Reserve shall be advanced in accordance with the conditions for improvements advances under Sections 3.2, 3.5(1) and 3.5(3)(2). Administrative Agent shall not unreasonably withhold its approval to the Capital Replacement Budget and any modification thereof proposed by Borrowers.
(4)    Net Cash Flow Reserve.
(a)    If as of the end of any calendar quarter Administrative Agent determines that (i) the Debt Yield is less than 6.75%; or (ii) the Debt Service Coverage is less than 1.1:1.0 (each of event described in clauses (i) and (ii) a “Cash Flow Reserve Event”), then on the tenth (10th) day of the second calendar month after the month in which such determination is made, Borrowers shall pay to Administrative Agent, for deposit into a reserve established by Administrative Agent (a “Net Cash Flow Reserve“), one hundred percent (100%) of the Net Cash Flow for the immediately preceding month. Such monthly deposits of Net Cash Flow shall continue on the 10th day of each month thereafter until the Debt Yield equals or exceeds 7.0% and the Debt Service Coverage equals or exceeds 1.1:1.0 as of the end of two consecutive calendar quarters, at which time Administrative Agent shall transfer all funds then on deposit in the Net Cash Flow Reserve to Borrowers. Such Net Cash Flow payments shall resume if, as of the end of any subsequent calendar quarter, Administrative Agent determines that the Debt Yield is less than 6.75% or the Debt Service Coverage is less than 1.1:1.0.
(b)    Amounts on deposit in the Net Cash Flow Reserve shall be available to pay the following (it being understood that so long as no Event of Default has occurred and is continuing, Administrative Agent shall apply funds in the Net Cash Flow Reserve as requested by Borrowers in writing for any one or more of the following purposes): (i) to pay Debt Service on the Loans, provided that Borrowers deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that Operating Revenues, after payment of current Operating Expenses (which Operating Expenses are consistent with an operating budget reasonably approved by Administrative Agent), are insufficient to pay current Debt Service then owing on the Loans, (ii) to pay Operating Expenses (which Operating Expenses are consistent with an operating budget reasonably approved by Administrative Agent), provided that Borrowers deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that Operating Revenues are insufficient to pay such current Operating Expenses, (iii) to pay Borrowers’ required portion of the cost of any Capital Expenditures or Tenant Improvement/Leasing Commission Costs for which Subsequent Advances will be made, or (iv) for prepayment of the outstanding principal balance of the Loans.
(c)    During periods when Borrowers are required to make payments to Administrative Agent pursuant to this Section 3.1(4), all Capital Budgets and operating budgets shall be subject to review and approval by Administrative Agent.
(d)    Notwithstanding the foregoing, Borrowers shall have the right to cure any Cash Flow Reserve Event by paying down the outstanding principal balance of the Loans (or providing Administrative Agent with an acceptable letter of credit or cash deposit) to an amount that would result in such Cash Flow Reserve Event no longer being in existence.
(5)    Lease Termination Reserve. Any and all Lease Termination Consideration received by a Borrower or its agents with respect to space within any Project shall be promptly delivered to Administrative Agent for deposit into a reserve established by Administrative Agent (the “Lease Termination Reserve”). Lease Termination Consideration shall be advanced from the Lease Termination Reserve by Administrative Agent to Borrowers to pay for leasing commissions and tenant improvement costs associated with re-leasing the space previously occupied by the tenant that paid such Lease Termination Consideration to Borrowers (such funds to be disbursed for such purposes prior to advancing any then available Loan funds therefor). Any excess Lease Termination Consideration funds remaining after payment of all leasing commissions and tenant improvement costs incurred in connection with re-leasing the entire space vacated by the prior tenant shall be retained in the Lease Termination Reserve and shall be available for payment of leasing commissions and tenant improvement costs as required under other leases of the Projects which have been approved by Administrative Agent, prior to advancing any then available Loan funds therefor. The Lease Termination Reserve shall be advanced in accordance with the conditions for advances for tenant improvements and leasing commissions under Sections 3.5(1), 3.5(3)(g) and 3.5(4) (excluding any requirement that Borrowers pay 25% of the cost for which such advance is requested).

Section 3.2    General Provisions Regarding Reserves
(1)    All funds deposited in the Reserves shall (so long as no Event of Default has occurred and is continuing) be held by Administrative Agent, with interest as provided in Section 3.2(2) below, and may be commingled with Administrative Agent’s general funds. To secure the Loans, Borrowers hereby grant to Administrative Agent (on behalf of the Lenders) a first priority security interest in all funds deposited in the Reserves. While an Event of Default exists, Administrative Agent shall have no obligation to disburse any funds from the Reserves, and while an Event of Default exists, Administrative Agent shall be entitled, without notice to Borrowers, to apply any funds in the Reserves to satisfy Borrowers’ obligations under the Loan Documents in such order and manner as Administrative Agent shall determine in its sole discretion, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Administrative Agent.
(2)    All monies held in Reserves which are expressly designated elsewhere in this Agreement as interest‑bearing (each, an “Interest‑Bearing Reserve”) shall be deposited into interest‑bearing accounts of the type customarily maintained by Administrative Agent or its servicing agent for the investment of (and may be commingled with) similar reserves or Administrative Agent’s general funds, which accounts may not yield the highest interest rate then available. Each Interest‑Bearing Reserve shall be held in an account in Administrative Agent’s name (or such other account name as Administrative Agent may elect) at a financial institution or other depository selected by Administrative Agent (or its servicer) in its sole discretion (collectively, the “Depository Institution”). Borrowers shall earn no more than an amount of interest on each Interest‑Bearing Reserve equal to an amount determined by applying to the average monthly balance of such Interest‑Bearing Reserve the quoted interest rate for the Depository Institution’s money market savings account, as such rate is determined from time to time (such allocated amount being referred to as “Borrowers’ Interest”). Administrative Agent or its Depository Institution shall be entitled to report under Borrowers’ Federal tax identification number the Borrowers’ Interest on each Interest‑Bearing Reserve. If the Depository Institution does not have an established money market savings account (or if an interest rate for such account cannot otherwise be determined in connection with the deposit of each Interest‑Bearing Reserve), a comparable interest rate quoted by the Depository Institution and acceptable to Administrative Agent (or its servicer) in its discretion shall be used. The amount of Borrowers’ Interest allocated to each Interest‑Bearing Reserve shall be added to the balance in such Interest‑Bearing Reserve, and shall be disbursed for payment of the items for which such Interest‑Bearing Reserve is to be disbursed. Any interest earned above the Borrowers’ Interest shall be retained by Administrative Agent as compensation for its administration and investment of each Interest‑Bearing Reserve.
Section 3.3    Subsequent Advances. Subsequent Advances shall be available for the following purposes and in the following amounts:
(1)    $28,250,000.00 shall be available to pay Tenant Improvement/Leasing Commission Costs for leases at the Projects; and

(2)    $16,000,000.00 shall be available to pay Capital Expenditures at the Projects.
Section 3.4    General Provisions for Subsequent Advances.
(1)    Subsequent Advances shall be made for payment of expenses incurred and invoiced, whether or not yet paid by Borrowers and, (a) with respect to Tenant Improvement/Leasing Commission Costs, by funding allowances for tenant improvements undertaken to be constructed by tenants (or by a Borrower) and completed in accordance with leases executed after the date hereof, or lease renewals or lease modifications exercised or entered into, as the case may be, after the date hereof, or leases entered into prior to the date hereof and set forth on Schedule 3.4-2 to this Agreement (the Tenant Improvement/Leasing Commission Costs with respect to the leases described on Schedule 3.4-2 are the amounts listed in the column “Total” which includes two sub-columns entitled “TI” and “Commissions”), and (b) with respect to Subsequent Advances to be used to pay for Capital Expenditures, to pay only for those Capital Expenditures set forth in the Capital Advance Budget or in any amendment to the Capital Advance Budget reasonably agreed to by Borrowers, Administrative Agent and GECC. Administrative Agent, at its option and without further direction from Borrowers but with reasonable prior notice to Borrowers, may disburse any improvements advance to the Person to whom payment is due or through an escrow reasonably satisfactory to Administrative Agent. Borrowers hereby irrevocably direct and authorize Administrative Agent to so advance the proceeds of the Loans. Each request for and acceptance of a Subsequent Advance shall be deemed to constitute, as of the date of such request or acceptance, a representation and warranty by Borrowers that the statements contained in Section 3.5(1)(a) and Section 3.5(2)(a) are true and correct.
(2)    Various provisions of Section 3.5 state that Lenders will fund 75%, and Borrowers will pay for 25%, of Tenant Improvement/Leasing Commission Costs. Such percentages may change as more particularly set forth in Section 3.5(3)(8)(v).
Section 3.5    Conditions to Subsequent Advances and Reserve Disbursements. Subsequent Advances and disbursements from the Reserves (other than the Tax Reserve and the Insurance Reserve) shall be subject to the applicable conditions specified below:
(1)    Conditions for all Subsequent Advances and Reserve Disbursements. Every Subsequent Advance and Reserve disbursement shall be subject to Administrative Agent’s receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to Administrative Agent:
(a)    There shall exist no Event of Default (currently and after giving effect to the requested advance).
(b)    Each request for such an advance shall specify the amount requested and shall be submitted on the form attached hereto as Exhibit B, or on such other form as Administrative Agent, in its discretion, may reasonably require or approve, provided that Administrative Agent shall give Borrowers thirty (30) days written notice of such change in form, and each request for advance shall be accompanied by invoices, conditional lien waivers or conditional lien releases relating only to the work performed to date (provided no conditional lien waivers or conditional lien releases shall be required with respect to leasing commissions, and provided further that conditional lien waivers and conditional lien release shall be required, with respect to Subsequent Advances for tenant improvement work, only in the circumstances described is Section 3.5(3)(8), a title bringdown (or an endorsement to the title insurance policy issued with respect to such Project, if such policy does not already insure the priority of such advance), and other documents as may be reasonably required by Administrative Agent so long as Administrative Agent notifies Borrowers promptly after Administrative Agent’s request for advance of any such additional documents that may be required.
(c)    Borrowers shall not use any portion of any advance for payment of any other cost except as specifically set forth in a request for advance approved by Administrative Agent in writing and Borrowers shall have submitted to Administrative Agent evidence (including canceled checks, invoices and receipts) satisfactory to Administrative Agent that the proceeds of all prior advances have been used for the purposes for which such advances were requested.
(d)    Borrowers shall have paid Administrative Agent’s reasonable out-of-pocket costs and expenses in connection with such advance (including, to the extent applicable, title charges and costs and expenses of Administrative Agent’s inspecting engineer and attorneys).
(e)    Administrative Agent shall have no obligation to make any additional advance (excluding disbursements from Reserves) for less than $500,000.00, except for the final additional advance, or to make advances more often than once in every other month.
(f)    At the option of Administrative Agent, Borrowers shall submit each advance request and all related back-up material required hereunder to Administrative Agent at least ten (10) Business Days prior to the date of the requested advance.
(2)    Additional Conditions for all Subsequent Advances. In addition to the conditions specified in Section 3.5(1), each Subsequent Advance shall be subject to Administrative Agent’s receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to Administrative Agent:
(a)    The representations and warranties contained in this Agreement and in all other Loan Documents are true and correct in all material respects as of the date of the requested advance.
(b)    Such advance shall be secured by the Loan Documents, subject only to Permitted Encumbrances and those exceptions to title approved by

Administrative Agent at the time of Loan closing, as evidenced by customary title insurance endorsements satisfactory to Administrative Agent.
(c)    No (i) condemnation or adverse, as determined by Administrative Agent, zoning or usage change proceeding shall have occurred or shall have been threatened against the Project for which the advance is requested, (ii) damage to the Project for which the advance is requested by fire or other casualty has occurred which has not been repaired or is not being restored in accordance with this Agreement, and (iii) law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any governmental authority, in each case with respect to the Project for which the advance is requested, which would have, in Administrative Agent’s judgment, a material adverse effect on the Project for which the advance is requested.
(d)    No Subsequent Advances shall be made after (a) December 31, 2016 or (b) if the Maturity Date has been extended to December 31, 2017 pursuant to Section 2.3(3), September 30, 2017.
(e)    A fee of 1% of the amount of each Subsequent Advance shall be paid to Administrative Agent (for the benefit of the Lender making such Subsequent Advance) at the time of each Subsequent Advance.
(3)    Additional Conditions for Improvements Advances and Restoration Advances. Subsequent Advances shall be made to finance Capital Expenditures and Tenant Improvement/Leasing Commission Costs, and Loss Proceeds shall be disbursed to fund restoration work, on the following terms and conditions, in addition to those set forth in Section 3.5(1) and Section 3.5(2):
(a)    Administrative Agent may, at Borrowers’ expense, conduct an audit, inspection or review of the Projects to confirm the amount of the requested advance.
(b)    With respect to any work which is structural in nature or which will change the “footprint” of a building at a Project, Borrowers shall have submitted and Administrative Agent shall have approved (i) the improvements to be constructed including, with respect to tenant improvements, any portion to be constructed by the tenant, (ii) the plans and specifications for such improvements, which plans and specifications may not be changed without Administrative Agent’s prior written consent, other than minor field changes, (iii) if requested by Administrative Agent, each contract or subcontract for an amount in excess of $250,000.00 for the performance of labor or the furnishing of materials for such improvements, (iv) the time schedule for completing the improvements, which time schedule shall provide for the completion of the improvements on or before the date that is ninety (90) days prior to the Maturity Date and, in addition for tenant improvements, on or before any deadline set forth in the applicable lease, (v) a budget for completion of the improvements to be constructed (if different from the amount budgeted for such work pursuant to the Capital Advance Budget), and (vi) evidence reasonably satisfactory to Administrative Agent that Borrowers have sufficient sources of funds from which to pay the portion of costs that will not be paid from Subsequent Advances.
(c)    Intentionally omitted.
(d)    All improvements constructed by Borrowers prior to the date the advance is requested shall be completed materially in accordance with the applicable lease (if the advance is for Tenant Improvement/Leasing Commission Costs) and in accordance with all legal requirements, including zoning, building and land use laws, rules, regulations and ordinances.
(e)    Each improvements advance shall be in the amount of seventy five percent (75%) of the actual costs incurred less, for each advance other than the final improvements advance, ten percent (10%) of such costs as retainage, provided that Borrowers shall have delivered to Administrative Agent evidence satisfactory to Administrative Agent that Borrowers have paid (or have funds available to pay) the other twenty five percent (25%) of such costs. All retainage shall be advanced as part of the final improvements advance.
(f)    No funds shall be advanced for any line item on the Capital Advance Budget in excess of the amount set forth on such line item, as such line item may be adjusted pursuant to the following, and in all events subject to Section 3.5(3)(5) above: (a) Borrower shall have the right to reallocate amounts from the 2015 and 2016 contingency line items on the Capital Advance Budget to (i) any other line item on the Capital Advance Budget or (ii) any additional line item added to the Capital Advance Budget subject to the approval of Administrative Agent, which shall not be unreasonably withheld and (b) if there are cost savings in any line item of the Capital Advance Budget after lien-free completion of all work described in such line item, Borrowers shall have the right to reallocate such cost savings to (i) any other line item on the Capital Advance Budget or (ii) any additional line item added to the Capital Advance Budget subject to the approval of Administrative Agent, which shall not be unreasonably withheld. Notwithstanding the foregoing, if the contracted cost to complete any Capital Expenditure project for which Subsequent Advances are requested hereunder exceeds the amount for such Capital Expenditure project as set forth on the applicable line item on the Capital Advance Budget (as such line item may be adjusted pursuant to reallocations of contingency or cost savings) (an "Overrun"), then Borrowers shall be responsible for paying 100% of such excess costs (or reallocating amounts from contingency or cost savings as permitted above) and no Subsequent Advance may be made for such budgeted costs with respect to such line item until the Overrun is no longer in effect.

(g)    No funds will be advanced for materials stored at any Project unless Borrowers furnished Administrative Agent satisfactory evidence that such materials are properly stored and secured at such Project.
(h)    Subsequent Advances for Tenant Improvement/Leasing Commission Costs shall be made to finance Tenant Improvement/Leasing Commission Costs under any lease of space in any Project (subject in all respects to Section 3.4), on the following additional conditions:
(i)    Lenders shall not be required to advance, for tenant improvements for any lease at a Project, more than 75% of the applicable maximum tenant improvement allowance amount for such lease;
(ii)    Administrative Agent shall have approved the lease for which the tenant improvements are to be constructed, provided that Administrative Agent’s approval of the lease shall not be required if such approval is not required under Section 7.3.
(iii)    All tenant improvements constructed by Borrowers prior to the date a Tenant Improvement/Leasing Commission Costs advance is requested shall be completed in accordance with the plans therefor approved by the tenant under the applicable lease.
(iv)    As a condition to the funding of the final tenant improvements advance for any space in a Project, (A) the tenant under the lease shall be required to pay rent under the lease (subject to any free rent periods), without offset, credit or defense, as evidenced by a tenant estoppel certificate executed by such tenant or a certificate executed by such tenant agreeing to accept the leased premises and confirming the rent commencement date (but such an estoppel or certificate shall be required only if the lease is for more than 50,000 square feet of space) and (B) Borrowers shall have furnished Administrative Agent with final original lien releases or waivers executed by the general contractor for the tenant improvements.
(v)    Unless otherwise agreed to by Administrative Agent, no Subsequent Advance for Tenant Improvements/ Leasing Commission Costs shall be made with respect to any lease except (A) as may be set forth in this paragraph or (B) except as may be set forth in Section 3.4 with respect to certain leases executed prior to the date hereof and described on Schedule 3.4-2. Schedule 3.5(3)(7) hereto sets forth, on a Project by Project basis and for each space in a Project, the “Net Effective Leasing Hurdle” with respect to each such space. If (a) a Borrower executes (I) a Major Lease which is approved or deemed approved by Administrative Agent pursuant to the terms of this Agreement or (II) a non-Major Lease (which is either approved (or deemed approved) by

Administrative Agent pursuant to the terms of this Agreement or does not require Administrative Agent’s approval pursuant to the terms of this Agreement) ((I) and (II), a “Permitted Advance Lease”), (b) Borrowers request that a Subsequent Advance be made to pay a portion of the Tenant Improvement/Leasing Commission Costs with respect to such Permitted Advance Lease and (c) the actual Net Effective Leasing Hurdle for the space covered by such Permitted Advance Lease  is  90% or more of the scheduled Net Effective Leasing Hurdle with respect to such leased space (such percentage, not to exceed 100%, is referred to as the “Funding Percentage”), then Lenders will make Subsequent Advances to pay the Tenant Improvement/Leasing Commission Costs with respect to such Permitted Advance Lease except that instead of funding 75% of such Tenant Improvement/Leasing Commissions Costs,  Lenders will fund a percentage (the “Advance Rate”) of such Tenant Improvement/Leasing Commissions Costs equal to .75 multiplied by such Funding Percentage, and Borrowers shall pay for the remaining amount of such Tenant Improvement/Leasing Commission Costs (even if such percentage is greater than 25%). If Borrowers submit a request for a Subsequent Advance with respect to more than one Permitted Advance Lease, then the Net Effective Leasing Hurdle described in the immediately preceding sentence (both the scheduled and actual Net Effective Leasing Hurdle) shall be calculated on an aggregate (and weighted average, based on relative square footage) basis for all Permitted Advance Leases for which a request for an advance is made. For example, if Borrowers submit a request for an advance for two Permitted Advance Leases, and the first Permitted Advance Leases is for 10,000 square feet with a scheduled Net Effective Leasing Hurdle of $5.60 and an actual Net Effective Leasing Hurdle of $5.60, and the second Permitted Advance Leases is for 5,000 square feet of space having a scheduled Net Effective Leasing Hurdle of $5.00 and an actual Net Effective Leasing Hurdle of $4.00, then:

(1) Scheduled Net Effective Leasing Hurdle: (10,000 x $5.60) + (5,000 x $5.00) = $81,000
(2) Actual Net Effective Leasing Hurdle: (10,000 x $5.60) + (5,000 x $4.00) = $76,000
(3) Funding Percentage: 76,000/81,000 = 93.83%
(4) Advance Rate: 93.83% x 75% = 70.37%

For clarification purposes, a lease shall not be deemed approved by Administrative Agent (and Administrative Agent shall not be obligated to approve a lease) if a proposed lease satisfies the scheduled Net Effective Leasing Hurdle, it being understood that leases are approved (or deemed approved) by Administrative Agent only in the circumstances set forth in Section 7.3 of this Agreement.

(vi)    In the case of advances for leasing commissions:
(A)    Lenders shall not be obligated to make any leasing commission advance for any portion of any leasing commission until the executed lease, as approved by Administrative Agent to the extent Administrative Agent’s approval is required hereunder, is delivered to Administrative Agent, at which time 50% of the leasing commission then due to the broker may be paid to the broker, and Lenders shall make an advance of seventy-five percent (75%) of the amount of such leasing commission then due and Borrowers shall deliver evidence to Administrative Agent satisfactory to Administrative Agent that Borrowers have funds available to pay the other twenty-five percent (25%) of such amount then due; and
(B)    The remaining portion of any leasing commission shall be advanced only when the condition set forth in Section 3.5(3)(g)(iv)(A) has been satisfied. Lenders shall not be obligated to fund more than seventy-five percent (75%) of such costs, and Borrowers shall have delivered to Administrative Agent evidence satisfactory to Administrative Agent that Borrowers have funds available to pay the other twenty-five percent (25%) of such costs.
ARTICLE 4

INSURANCE AND CONDEMNATION
Section 4.1    Insurance. Borrowers shall maintain insurance for each Project as follows:
(1)    Types and Amounts of Insurance. Borrowers shall either (A) maintain or (B) with respect to a Project occupied 100% by a single tenant, maintain or shall cause such tenant to maintain, the insurance listed on Schedule 4.1, and such additional insurance that Administrative Agent, in its reasonable discretion, may require from time to time.
(2)    No Separate Insurance. Borrowers shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Administrative Agent in all respects.
(3)    Form and Quality. All insurance policies shall be endorsed in form and substance reasonably acceptable to Administrative Agent to name Administrative Agent (on behalf of itself and the Lenders) as additional insured thereunder (on all liability policies),, as its interest may appear, with loss payable to Administrative Agent (on behalf of the Lenders), without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for or paid on installments acceptable to Administrative Agent, shall be issued by appropriately licensed insurance companies with a rating of “A‑IX” or better as established by A.M. Best’s Rating Guide, shall not be subject to reduction for depreciation or co‑insurance, and shall otherwise be in such form, and shall contain such provisions and expiration dates, as are reasonably acceptable to Administrative Agent. Each policy shall provide that no act of or omission by a Borrower shall invalidate such policy as against Administrative Agent or the Lenders, and shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non‑renewal, cancellation or material change to Administrative Agent, or upon ten (10) days’ prior written notice if such non-renewal or cancellation arises from a failure to pay the insurance premium. Any flood insurance policy shall be issued in accordance with the requirements and then current guidelines of the Federal Insurance & Mitigation Administration (and shall include National Flood Insurance Program coverage as required by Administrative Agent from time to time). Blanket policies shall not be permitted unless the terms and conditions of the coverage afforded thereunder are reasonably acceptable to Administrative Agent. Administrative Agent shall have the right to periodically evaluate the continuing acceptability of any previously approved blanket policies and to require replacement insurance if any blanket policies are no longer acceptable as determined by Administrative Agent in its sole discretion. If Borrowers fail to maintain insurance (or fail to cause a tenant to maintain such insurance as set forth in Section 4.1(1)) in compliance with this Section 4.1, Administrative Agent may, in its sole discretion, obtain such insurance and pay the premium therefor and Borrowers shall, on demand, reimburse Administrative Agent for all expenses incurred in connection therewith. This insurance may, but need not, also protect a Borrower’s interest. If there is a loss or liability, the coverage Administrative Agent purchases may not pay any claim a Borrower makes or any claim made against a Borrower. Administrative Agent will cancel this coverage at such time as Borrowers provide Administrative Agent with evidence satisfactory to Administrative Agent that Borrowers have obtained the required policy or polices that satisfy the insurance requirements of this Section 4.1. The effective date of coverage may be the date Borrowers’ prior coverage lapsed or the date Borrowers failed to provide proof of coverage. The coverage Administrative Agent purchases may be more expensive than insurance Borrowers can obtain on their own.
(4)    Assignment. Borrowers shall assign the policies or proofs of insurance to Administrative Agent (on behalf of the Lenders), in such manner and form that Administrative Agent and its successors and assigns shall at all times have and hold the same as security for the payment of the Loans. Borrowers shall deliver to Administrative Agent copies of all required policies and all renewals thereof (which renewals shall be delivered at least ten (10) Business Days prior to the expiration of the existing policies), in each case certified to Administrative Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. If Borrowers elect to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 4.1(3), and such additional insurance shall be renewed during the term of the Loans unless Administrative Agent provides its prior written authorization. From time to time upon Administrative Agent’s request, Borrowers shall identify to Administrative Agent all insurance maintained by Borrowers with respect to each Project. All Loss Proceeds shall be delivered directly to Administrative Agent, and shall be applied in accordance with Section 4.2. The Loss Proceeds coming into the possession of Administrative Agent shall not be deemed trust funds, and Administrative Agent shall be entitled to apply such proceeds as herein provided.
(5)    Adjustments. Borrowers shall give immediate written notice of any loss to the insurance carrier and to Administrative Agent. Each Borrower hereby irrevocably authorizes and empowers Administrative Agent, as attorney‑in‑fact for Borrower coupled with an interest, to notify any of such Borrower’s insurance carriers to add Administrative Agent (as provided above in Section 4.1(3)) as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by a Borrower (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive Loss Proceeds (and endorse, on such Borrower’s behalf, all checks, drafts and other negotiable demand instruments payable to a Borrower, or to a Borrower (or Borrowers) and Administrative Agent jointly), and to deduct therefrom Administrative Agent’s expenses incurred in the collection of such Loss Proceeds. Nothing contained in this Section 4.1(5), however, shall require Administrative Agent to incur any expense or take any action hereunder.
Section 4.2    Application of Loss Proceeds.
(1)     If any Project suffers a casualty, Administrative Agent shall make Loss Proceeds available for restoration of such Project in the following circumstances:
(a)    if the loss is less than or equal to the Restoration Threshold; or
(b)    if the loss exceeds the Restoration Threshold, but is not more than twenty percent (20%) of the replacement value of the improvements at a Project (such calculation to be based on the damaged phase or structure, not the Projects as a whole), provided Administrative Agent determines that (i) the Underwritten NOI during restoration will be sufficient to pay Debt Service during restoration; and (ii) based on the estimate of a reputable third party contractor or engineer selected by Administrative Agent, restoration and repair of the Project to a condition approved by Administrative Agent will be completed within twelve (12) months after the date of loss or casualty but no later than the Maturity Date.
(2)    If Administrative Agent determines that the projected costs to complete the restoration and repair of the Project exceed the Loss Proceeds available to pay such costs (a “Shortfall”), then prior to any disbursement of Loss Proceeds to pay such costs, Borrowers shall have provided Administrative Agent with satisfactory evidence that Borrowers have sufficient sources of funds from which to pay the Shortfall. If required by Administrative Agent, Borrowers shall first pay restoration and repair costs in an amount equal to the Shortfall prior to receiving any Loss Proceeds.
(3)    If Borrowers do not qualify for Loss Proceeds under either Sections 4.2(1)(a) or 4.2(1)(b), Administrative Agent in its sole discretion may either apply

Loss Proceeds to the payment of amounts owing under the Loan Documents or allow all or a portion of such Loss Proceeds to be used for the restoration of the Project.
(4)    Loss Proceeds applied to restoration will be disbursed in accordance with the advance conditions under Sections 3.5(1), 3.5(2) and 3.5(3). Any Loss Proceeds remaining after payment of all restoration costs shall be applied by Administrative Agent to the payment of amounts owing under the Loan Documents.
(5)    If Administrative Agent makes the Loss Proceeds from a casualty available to Borrowers, Borrowers shall promptly commence and diligently pursue to completion restoration of the Project such that, after restoration, the Project will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances governing the use of such Project as operated as of the date of the casualty.
Section 4.3    Condemnation Awards. Borrowers shall immediately notify Administrative Agent of the institution of any proceeding for the condemnation or other taking of any Project or any portion thereof. Administrative Agent may participate in any such proceeding and Borrowers will deliver to Administrative Agent all instruments necessary or required by Administrative Agent to permit such participation. Without Administrative Agent’s prior consent, Borrowers (1) shall not agree to any compensation or award, and (2) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of any Project or any part thereof are hereby assigned to and shall be paid to Administrative Agent (on behalf of the Lenders). Borrowers authorize Administrative Agent to collect and receive such awards and compensation (and, if any such award or compensation is paid by check, draft or other negotiable demand instrument made payable to a Borrower or to a Borrower (or Borrowers) and Administrative Agent jointly, to endorse the same on a Borrower’s behalf), to give proper receipts and acquittances therefor, and in Administrative Agent’s sole discretion to apply the same toward the payment of the Loans, notwithstanding that the Loans may not then be due and payable, or to the restoration of the Project; however, if the award is less than or equal to the Restoration Threshold and Borrowers request that such proceeds be used for restoration of the applicable Project required to be made as a result of such condemnation, Administrative Agent will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Event of Default. Borrowers, upon request by Administrative Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to Administrative Agent, free and clear of all liens, charges or encumbrances.
ARTICLE 5

GENERAL REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to Administrative Agent and the Lenders that:
Section 5.1    Organization and Power. Each Borrower and each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with all legal requirements applicable to doing business in each state in which a Project is located. No Borrower is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. Each Borrower and each Borrower Party has only one state of incorporation or organization, which is set forth in Schedule 5.1. All other information regarding each Borrower and each Borrower Party contained in Schedule 5.1, including the ownership structure of each Borrower and its constituent entities, is true and correct as of the Closing Date.
Section 5.2    Validity of Loan Documents. The execution, delivery and performance by each Borrower and each Borrower Party of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of each Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.
Section 5.3    Financial Condition; Litigation; Other Secured Transactions.
(1)    Subject to the last sentence of Section 5.3, the most recent financial statements delivered by each Borrower and each Borrower Party (a) are true and correct in all material respects, with no significant change since the date of preparation, and (b) fairly present the financial condition of each Borrower and each Borrower Party as of the date thereof and the results of Borrower’s and each Borrower Party’s operations for the period covered thereby. Except as disclosed in such financial statements or in Schedule 5.3 hereto, there are no liabilities (fixed or contingent) affecting any Project, each Borrower or any Borrower Party (except for liabilities of each Borrower in existence on the date hereof incurred in the ordinary course of business (including the Loan but excluding indebtedness for any other borrowed money not permitted by this Agreement). Except as disclosed in such financial statements or in Schedule 5.3 hereto, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of either Borrower, threatened, against any Project, either Borrower or any Borrower Party (but, with respect to Joinder Party, only litigation, administrative proceeding, investigation or other legal action in connection with the Collateral) seeking (a) injunctive relief against a Borrower or Borrower Party or (b) damages in excess of $10,000,000.00 in the aggregate for all Borrower and Borrower Parties, or (c) between a Borrower (or its predecessor in interest) and a tenant with respect to such tenant’s lease of space in a Project, which if adversely determined could have a material adverse effect on such party or the Loans. Notwithstanding the foregoing, Administrative Agent and Lender acknowledge that (a) the Borrowers have not delivered financial statements as of Closing with respect to the Borrowers because the Borrowers are newly formed entities without financial statements, and the representation contained in the first sentence of this Section 5.3 is made solely for purposes of recertification on future dates (after such dates as Borrowers are required to deliver financial statements with respect to the Borrowers to Administrative Agent) to the extent required in accordance with the terms hereof, and (b) Borrowers make no representation as of the date hereof (or as of any date prior to the date Borrowers or Initial Joinder Party are required to deliver financial statements with respect to Initial Joinder Party to Administrative Agent) with respect to Initial Joinder Party’s financial statements, financial condition or liabilities other than that Initial Joinder Party’s Tangible Net Worth as of the date hereof is greater than $275,000,000.00.
(2)    No Borrower is or has been, bound (whether as a result of a merger or otherwise) as a debtor under a pledge or security agreement entered into by another Person, which has not heretofore been terminated.
Section 5.4    Assessments. Except as otherwise disclosed to Administrative Agent in the title reports provided to Administrative Agent prior to the date hereof, there are no pending or, to Borrowers’ best knowledge, proposed, special or other assessments for public improvements or otherwise affecting any Project.
Section 5.5    Other Agreements; Defaults. Neither a Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might materially adversely affect any Project as used as of the date hereof or the business, operations, or condition (financial or otherwise) of a Borrower or any Borrower Party (but, with respect to the Joinder Party, only to extent such business, operations or condition is related to the Collateral). Neither Borrower nor any Borrower Party is in violation of any agreement which violation would have a material adverse effect on any Project, a Borrower, or any Borrower Party or a Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise (but, with respect to the Joinder Party, only to extent such business, properties, or assets, operations or condition is related to the Collateral).
Section 5.6    Compliance with Law; Condition of Projects.
(1)    Except with respect to permits and licenses required pursuant to environmental laws, which environmental laws are addressed in the Hazardous Materials Indemnity Agreement, each Borrower has all requisite licenses, permits, franchises, qualifications, certificates of occupancy and other governmental authorizations to own, lease, occupy and operate the Projects and carry on its business. Each Borrower Party has all requisite licenses, permits, franchises, qualifications and governmental authorizations to carry on its business. Each Project is in material compliance with all applicable zoning, subdivision, building and other legal requirements. Except as set forth in the property condition reports obtained by Administrative Agent prior to the date hereof and to the extent any exception to this sentence would not have a material adverse effect on the applicable Project, all of the building systems and structural components of each Project are in good working order, subject to ordinary wear and tear. To each Borrower’s knowledge, no structural or other material defects or damage in any Project exists, whether latent or otherwise, and Borrowers have not received written notice from any insurance company or bonding company of any defects or inadequacies in any Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Except to the extent any exception to this sentence would not have a material adverse effect on the applicable Project, no Project constitutes, in whole or in part, a legally non‑conforming use under applicable legal requirements except as set forth in the zoning reports obtained by Administrative Agent prior to the date hereof.
(2)    Except as otherwise set forth on Schedule 5.6, no condemnation has been commenced or, to a Borrower’s knowledge, is contemplated with respect to all or any portion of any Project or for the relocation of roadways providing access to any Project.
(3)    Each Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of each Project are located in the public right‑of‑way abutting such Project, and all such utilities are connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Project. Each of the Projects has insurable access to a public right of way, as more particularly shown on an updated survey for each Project, copies of which have been delivered to Administrative Agent in connection with this Agreement prior to the date hereof (collectively, the “Surveys”).
Section 5.7    Location of Borrowers. Each Borrower’s principal place of business and chief executive offices are located at the address stated in Section 13.1 and each Borrower maintains its books and records at such location. Each Borrower at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.
Section 5.8    ERISA.
(1)    No Borrower is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of a Borrower constitute “plan assets” of one or more such plans for purposes of Title I of ERISA.
(2)    No Borrower is or intends to be a “governmental plan” within the meaning of Section 3(32) of ERISA, and transactions by or with a Borrower are not and will not be subject to state statutes applicable to a Borrower regulating investments of, and fiduciary obligations with respect to, governmental plans.
(3)    No Borrower has any employees.
Section 5.9    Margin Stock. No part of proceeds of the Loans will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
Section 5.10    Tax Filings. Each Borrower and each Borrower Party has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrowers and each Borrower Party, respectively.

Section 5.11    Solvency. Giving effect to the Loans, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loans, exceed each Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Borrower’s assets is and will, immediately following the making of the Loans, be greater than each Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. No Borrower’s assets constitute, or immediately following the making of the Loans shall constitute, unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, or believes that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of each Borrower). Except as expressly disclosed to Administrative Agent in writing, no petition in bankruptcy has been filed by or against either a Borrower or any Borrower Party in the last seven (7) years, and neither a Borrower nor any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither a Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither a Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.
Section 5.12    Borrowers’ Identity. All evidence of each Borrower’s and each Borrower Party’s identity provided to Administrative Agent is genuine and accurate in all material respects.
Section 5.13    Single Purpose Entity. Each Borrower and each member and manager of a Borrower is and has at all times since its formation been a Single Purpose Entity.
Section 5.14    Property Management Agreement. The Property Management Agreement for each Project or Projects is the only management agreement in existence with respect to the operation or management of such Project. The copy of each Property Management Agreement delivered to Administrative Agent is a true and correct copy, and such agreement has not been amended or modified. Neither party to any such agreement is in default under such agreement and the Property Manager has no defense, offset right or other right to withhold performance under or terminate any such agreement. Each Property Management agreement is terminable on not more than 30 days prior written notice to the property manager and amounts payable by a Borrower pursuant to each Property Management Agreement are subordinated to payment in full of amounts then due to Lenders and Administrative Agent pursuant to the Loan Documents.
Section 5.15    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrowers will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property or assets of a Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement or other agreement or instrument to which a Borrower is a party or by which a Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over a Borrower or any of a Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by a Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
Section 5.16    Title. Each Borrower has good, marketable and insurable title to the Projects, free and clear of all Liens whatsoever, except for the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and has rights and the power to transfer each item of Collateral upon which it purports to grant a Lien under the Mortgages or any of the other Loan Documents.
Section 5.17    Use of Projects; Use of Loan Proceeds. The Projects are being used primarily for industrial, flex industrial, warehouse and distribution purposes, plus other ancillary and appurtenant uses, and each Project may in the future be used for any purpose permitted by applicable law. The Loan proceeds are being used exclusively for the purposes identified in Section 3.3 and on the settlement statement prepared for the Loan closing, and shall not be used for personal, family or household purposes.
Section 5.18    Flood Zone. Except as otherwise shown on the Surveys, no portion of the improvements comprising any Project is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law.
Section 5.19    Insurance. Each Borrower has obtained and has delivered to Administrative Agent copies of all of the insurance policies for the Projects reflecting the insurance coverages, amounts and other insurance requirements set forth in this Agreement. No claims have been made under any such policy, and no Person, including a Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.
Section 5.20    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements currently in effect in connection with the transfer of any Project to a Borrower or any transfer of a controlling interest in a Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable legal requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgages, have been paid and, under current legal requirements, each Mortgage is enforceable in accordance with its terms by Administrative Agent or any subsequent holder thereof (on behalf of the Lenders), subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.
Section 5.21    Restricted Company. No Borrower is a Restricted Company.

ARTICLE 6

GENERAL COVENANTS
Each Borrower covenants and agrees with Administrative Agent and Lenders as follows:
Section 6.1    Due on Sale or Encumbrance; Transfers of Interests
(1)    Without the prior written consent of Administrative Agent in its sole discretion, no Transfer shall occur other than a Permitted Transfer. (For purposes of clarification, a violation at any time of any of the covenants set forth in clauses (A) and (B) of subparagraph (f) of the definition of “Permitted Transfer” shall be deemed to be a Transfer which is NOT permitted by this Agreement and shall NOT be a Permitted Transfer.) Borrowers shall cause each Person that proposes to become a partner, member or shareholder (each such Person, an “Interest Holder”) in a Borrower after the Closing Date, whether by Permitted Transfer or otherwise, to sign and deliver to Administrative Agent a certificate executed by a duly authorized officer of the new Interest Holder containing representations, warranties and covenants substantially the same as the representations, warranties and covenants provided by Borrowers in Article 9 hereof.
(2)    Notwithstanding the foregoing, provided no Event of Default exists and no Cash Flow Reserve Event has occurred and is continuing, the following transfers of direct or indirect ownership interests in Borrowers shall be permitted (but not more than twice during the term of the Loans): an initial public offering of 100% of the direct or indirect interests in the Borrowers resulting in the Borrowers becoming directly or indirectly owned 100% by a Qualified Public Company (a “Public Company Exit”) will be allowed but subject to satisfaction of the following conditions:
(a)    simultaneous with the Public Company Exit, Administrative Agent shall be paid a fee equal to (a) .25% of the outstanding principal balance of the Loans (plus all undisbursed Subsequent Advances) for the first transaction and .50% of the outstanding principal balance of the Loans (plus all undisbursed Subsequent Advances) for the second transaction;
(b)    Borrowers must give Administrative Agent at least 30 days prior written notice of the Public Company Exit;
(c)    immediately after giving effect to the Public Company Exit, the Loan to Value Ratio shall not exceed fifty percent (50%);
(d)    the Qualified Public Company shall execute a Joinder in substantially the same form as the Joinder executed by the Initial Joinder Party except that (A) “Tangible Net Worth” as defined in the Joinder executed by the Qualified Public Company shall mean Tangible Net Worth as defined in clause (a) of the definition of Tangible Net Worth, and (B) such Joinder executed by the Qualified Public Company shall provide that the Qualified Public Company shall remain at all times a Qualified Public Company (upon execution of the Joinder by the Qualified Public Company, such Joinder and the Joinder executed by Initial Joinder Party shall each be in effect until Initial Joinder Party is released, pursuant to the conditions set forth in Section 6.1(2)(i), from the obligations pursuant to the Joinder executed by it);
(e)    upon the effective date of the Public Company Exit, the Qualified Public Company must either be a Qualified Transferee or must (after giving effect to the Public Company Exit) retain an Approved Senior Management Team (as used herein, an “Approved Senior Management Team” means either (A) a senior management team serving in key senior management positions upon the effective date of the Public Company Exit which shall be comprised of at least three of the following individuals (so long as either Lew Friedland or Michael Wennas is one of such three): Lew Friedland, Michael Wennas, Bryan Morland, David Broome, Gray Bouchillon or Holly Losey, or (B) a senior management team reasonably acceptable to Administrative Agent;
(f)    prior to the Public Company Exit, Administrative Agent shall have received written information (including financial statements and financial projections) allowing Administrative Agent to conclude acting in good faith that the requirements of the Public Company Exit have been satisfied;
(g)    prior to the effectiveness of the Public Company Exit, Administrative Agent shall have received all documents evidencing (i) the formation, organization, valid existence and good standing of the Qualified Public Company,  and (ii) the due authorization by the Qualified Public Company of the new Joinder, as well as legal opinions in form and scope reasonably satisfactory to Administrative Agent with respect to certain non-consolidation matters and the due authorization, execution, delivery and enforceability of the substitute Joinder by the Qualified Public Company;
(h)    after giving effect to the Public Company Exit, no Event of Default will occur and be continuing; and
(i)    the existing Joinder executed by the Initial Joinder Party shall remain in effect, along with the Joinder to be executed by the Qualified Public Company pursuant to Section 6.1(2)(d), but if the Initial Joinder Party desires to be released from its obligations pursuant to the existing Joinder executed by Initial Joinder Party simultaneous with, or after, the Public Company Exit and no Event of Default has occurred and is continuing, then Administrative Agent shall (upon written request of Initial Joinder Party) release Initial Joinder Party from its obligations pursuant to the Joinder executed by Initial Joinder Party (but only as to obligations arising due to acts and omissions occurring after the Public Company Exit) if any one or more of the following conditions are satisfied:

(A)    Administrative Agent receives environmental insurance policies on all of the Projects in form and scope acceptable to Administrative Agent; or
(B)    an Additional Joinder Party shall execute a Joinder substantially identical to the terms of the Joinder executed by Initial Joinder Party, and  Administrative Agent shall have received all documents evidencing (i) the formation, organization, valid existence and good standing of the Additional Joinder Party, (ii) the due authorization by such Additional Joinder Party of the substitute Joinder, as well as legal opinions in form and scope reasonably satisfactory to Administrative Agent with respect to certain non-consolidation matters and the due authorization, execution, delivery and enforceability of the substitute Joinder by the Additional Joinder Party, and (iii) evidence that Additional Joinder Party satisfies the requirements set forth in the definition of Additional Joinder Party (if an Additional Joinder Party executes a Joinder pursuant to this Subsection (B), the Additional Joinder and the Joinder executed by the Qualified Public Company pursuant to Section 6.1(2)(d) shall both be in effect); or
(C)    the Qualified Public Company has a minimum Tangible Net Worth of at least $275,000,000.00 and executes a Joinder providing that the Qualified Public Company shall maintain at all times a Tangible Net Worth of not less than $275,000,000.00, and Administrative Agent shall have received all documents evidencing (i) the formation, organization, valid existence and good standing of the Qualified Public Company, and (ii) the due authorization by of the Joinder by the Qualified Public Company, as well as legal opinions in form and scope reasonably satisfactory to Administrative Agent with respect to certain non-consolidation matters and the due authorization, execution, delivery and enforceability of the substitute Joinder by the Qualified Public Company.
Section 6.2    Taxes; Charges. Borrowers shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any Property Taxes, franchise taxes and charges, and other governmental charges that may become a Lien upon any Project or become payable during the term of the Loans, and will promptly furnish Administrative Agent with evidence of such payment; however, Borrowers’ compliance with Section 3.1 of this Agreement relating to impounds for Property Taxes shall, with respect to payment of such Property Taxes, be deemed compliance with this Section 6.2. Borrowers shall not suffer or permit the joint assessment of any Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrowers may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Property Tax assessed upon any Project provided that at the time of commencement of any such action or proceeding, and during the pendency thereof, (1) no Event of Default shall be continuing; (2) to the extent Borrowers have not paid in full the amount (including payments in dispute) contested, Borrowers provide Administrative Agent with a release bond in such form as is reasonably satisfactory to Administrative Agent, in an amount equal to one hundred ten percent (110%) of the sum of such amount contested plus estimated interest and penalties; (3) such contest operates to suspend collection of the contested Property Tax;

(4) Borrowers maintain and prosecute such contest continuously with diligence, and concludes such contest prior to the thirtieth (30th) day preceding the earlier to occur of the Maturity Date or the date on which such Project is scheduled to be sold for non-payment; (5) such Project shall not be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest; and (6) Borrowers shall promptly pay or discharge such contested Property Tax and all additional charges, interest, penalties and expenses, if any, and shall deliver to Administrative Agent evidence acceptable to Administrative Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrowers.
Section 6.3    Control; Management. Expect as permitted hereunder, including without limitation pursuant to Section 6.1, without the prior written consent of Administrative Agent in its sole discretion, there shall be no change in the day‑to‑day management of a Borrower or a Borrower’s general partner, managing member or non-member manager, and no change in their respective organizational documents relating to control over a Borrower, a Borrower’s shareholder, general partner, managing member or non-member manager and/or any Project. Without the prior written consent of Administrative Agent, a Borrower shall not terminate, amend or enter into any Property Management Agreement, unless (1) the terms of such agreement, termination thereof or amendment thereto are commercially reasonable and the payment terms thereunder are competitive with amounts that would be paid to or received from third parties on an “arm’s-length” basis, (2) the terms are reduced to a written agreement covering all aspects of such arrangement, and such Borrower has delivered to Administrative Agent a copy of such agreement, (3) such agreement is terminable without cause by such Borrower or Administrative Agent, without penalty or fee, upon not more than thirty (30) days’ prior written notice, and (4) such agreement and all payments to be made by such Borrower thereunder are subject and subordinate to the Loan Documents and Borrowers’ payment obligations thereunder, (5) any new property manager shall be experienced in managing industrial, warehouse and flex properties in the geographical region where the applicable Project is located, shall be well-known in the applicable geographic region for managing in a first-class manner, and who shall be primarily engaged in the management of industrial, flex and warehouse space. Each Property Management Agreement shall require the applicable Property Manager to hold and maintain all necessary licenses, certifications and permits required by law. Each Borrower shall fully perform all of its covenants, agreements and obligations under each Property Management Agreement.
Section 6.4    Use; Maintenance; Inspection. Each Project shall be used exclusively for the purpose described in Section 5.17, and other appurtenant and related uses. Borrowers shall maintain the Projects in good condition and promptly repair any damage or casualty, subject to receipt of Loss Proceeds in accordance with Section 4.2. At all times during the term of the Loans, Borrowers shall cause (1) each Project to have adequate rights of access to public ways and to be served by adequate water, sewer, sanitary sewer and storm drain facilities and (2) all public utilities necessary or convenient to the full use and enjoyment of each Project to be located in the public right of way abutting such Project, and to be connected so as to serve such Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such Project. Borrowers shall maintain all rights of way, easements, grants, privileges, licenses, certificates, permits, entitlements and franchises necessary for the use of each Project. Borrowers shall not, without the prior written consent of Administrative Agent, undertake any alteration of any Project consisting of structural changes to a building or changes to a building’s “footprint” (other than restoration work following casualty or condemnation and tenant improvement work, in each case as contemplated by this Agreement) or permit any of the fixtures or personalty owned by a Borrower to be removed at any time from any Project, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by a Borrower and free and clear of any Liens except those in favor of Administrative Agent. Borrowers shall permit Administrative Agent and its agents, representatives and employees, upon reasonable prior notice to Borrowers and subject to the terms of the applicable tenant leases, with a Borrower representative present and at the Borrowers’ sole cost (unless otherwise set forth in Sections 2.3(4)(b) or 2.3(4)c) of this Agreement), to inspect the Projects and conduct such environmental studies (subject to the terms of the Hazardous Materials Indemnity Agreement or if required pursuant to Section 2.3(4)(b) of this Agreement) and engineering studies (if required pursuant to Section 2.3(4)(c) of this Agreement or if Administrative Agent has a reasonable basis to require a property condition or engineering study with respect to a Project) and appraisals (but the cost of appraisals shall be paid by Lenders unless an Event of Default has occurred and is continuing, in which event the cost of such appraisals shall be paid by Borrowers) as Administrative Agent may reasonably require, provided such inspections and studies do not materially interfere with the use and operation of the Projects.
Section 6.5    Taxes on Security. Borrowers shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent. If there shall be enacted any law (1) deducting the Loans from the value of any Project for the purpose of taxation, (2) affecting any Lien on any Project, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrowers shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or Lenders are or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loans usurious, then instead of collecting such payment, Administrative Agent may declare all amounts owing under the Loan Documents to be due and payable within forty-five (45) days following notice thereof.
Section 6.6    Compliance with Law and Other Restrictions. Except with respect to environmental laws, which are governed pursuant to the terms of the Hazardous Materials Indemnity Agreement, Borrowers shall observe and comply in all material respects with all legal requirements applicable to its existence and to the ownership, use and operation of the Projects. Borrowers shall comply in all material respects with all restrictive covenants affecting each Project, and all zoning ordinances and other public or private restrictions as to the use of each Project.
Section 6.7    Legal Existence; Name, Status, Etc. Each Borrower shall preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and each Borrower and each Borrower Party shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Projects. A Borrower shall not become a Restricted Company. Neither a Borrower nor any Borrower Party

shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person. Without limiting the foregoing, neither a Borrower nor any Borrower Party shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Each Borrower and each Borrower Party shall conduct business only in its own name or an assumed name, trade name or DBA name approved by Administrative Agent in its reasonable discretion and shall not change its name, identity, organizational structure, state of formation or the location of its chief executive office or principal place of business unless Borrowers (1) shall have obtained the prior written consent of Administrative Agent to such change, and (2) shall have taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. If a Borrower does not have an organizational identification number and later obtains one, Borrowers shall promptly notify Administrative Agent of its organizational identification number.
Section 6.8    Affiliate Transactions. Without the prior written consent of Administrative Agent and other than as set forth in the last sentence of the definition of Operating Expenses, a Borrower shall not engage in any transaction affecting any Project with an Affiliate of a Borrower or of any Borrower Party, and no Operating Revenues shall be used to make payments with respect to any such transaction, unless (1) the terms are commercially reasonable and the payment terms thereunder are competitive with amounts that would be paid to or received from third parties on an “arm’s-length” basis, (2) the terms are reduced to a written agreement covering all aspects of such arrangement, and Borrowers have delivered to Administrative Agent a copy of such agreement, (3) the agreement with the Affiliate is terminable without cause by such Borrower or Administrative Agent, without penalty or fee, upon not more than thirty (30) days’ prior written notice, and (4) the agreement and all payments to be made by such Borrower thereunder are subject and subordinate to the Loan Documents and Borrowers’ payment obligations thereunder.
Section 6.9    Limitation on Other Debt. A Borrower (and each general partner or managing member in a Borrower, if any) shall not, without the prior written consent of Administrative Agent, incur any Debt (including Debt to any Affiliate) other than the Loans and customary trade payables which are payable, and shall be paid, within sixty (60) days of when incurred and Liens to secure equipment financing, so long as such Liens are entered into in the ordinary course of business and do not encumber any part of the Collateral.
Section 6.10    Mechanic’s Liens and Stop Payment Notices. Borrowers shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a mechanic’s or materialman’s or similar Lien and/or notice of pendency of action (each, a “Mechanic’s Lien”) being filed or recorded against any Project or the assertion of a stop payment notice or similar claim (“Stop Payment Notice”) against proceeds of the Loans, and shall defend, indemnify and hold Administrative Agent and the Lenders harmless from all Mechanic’s Liens and Stop Payment Notices, including all proceedings to foreclose on Mechanic’s Liens or to enforce Stop Payment Notices. If any Mechanic’s Liens are served, filed, recorded or otherwise asserted against any portion of any Project, or if any such Stop Payment Notices are asserted against proceeds of the Loans, Borrowers shall, within sixty (60) Business Days of written demand, discharge or cause to be discharged such Mechanic’s Lien and/or Stop Payment Notice, and shall promptly obtain the dismissal of any proceedings for the foreclosure or the enforcement thereof.

However, notwithstanding the foregoing, Borrowers may contest in good faith the validity of any Mechanic’s Lien or Stop Payment Notice so long as (1) Borrowers notify Administrative Agent that it intends to contest such Mechanic’s Lien or Stop Payment Notice, (2) Borrowers provide Administrative Agent with (a) an endorsement to Administrative Agent’s title insurance policy (insuring against such Mechanic’s Lien) in form and substance reasonably satisfactory to Administrative Agent, and (b) either a release bond or other security, in either case in such form as is reasonably satisfactory to Administrative Agent, in an amount equal to one hundred ten percent (110%) of the sum of the amount contested plus estimated interest and penalties, and (3) Borrowers are diligently contesting the same by appropriate legal proceedings in good faith, at its own expense, and on its own behalf and on behalf of Administrative Agent, and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the affected Project is scheduled to be sold for non-payment, and timely pays any award, judgment or settlement in favor of such Mechanic’s Lien or Stop Payment Notice claimant. Lenders shall have no obligation to make any Loan advances until all Mechanic’s Liens and Stop Payment Notices have been fully released or discharged or are being contested in accordance with this Section.
Section 6.11    ERISA. Throughout the term of the Loans:
(1)    A Borrower will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of a Borrower will not constitute “plan assets” of one or more such employee benefit plans for purposes of Title I of ERISA.
(2)    A Borrower will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and transactions by or with a Borrower will not be subject to state statutes applicable to Borrowers regulating investments of, and fiduciary obligations with respect to, such governmental plans.
(3)    A Borrower shall have no employees.
Section 6.12    Further Assurances. Borrowers shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, (2) provide, and cause each Borrower Party to provide, Administrative Agent such additional information and documentation on a Borrower’s and each Borrower Party’s legal or beneficial ownership, policies, procedures and sources of funds as Administrative Agent (or any Lender) deems reasonably necessary or prudent to enable Administrative Agent and Lenders to comply with Anti‑Money Laundering Laws as now in existence or hereafter amended, and (3) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to further evidence and more fully describe the collateral for the Loans, to correct any inadvertent omissions or scrivener’s errors in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. Borrowers shall preserve and protect the first lien and security interest status of each Mortgage and the other Loan Documents. If any Lien other than the Permitted Encumbrances is asserted against any Project, Borrowers shall promptly upon becoming aware thereof, and at their expense, (a) give Administrative Agent a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in the same manner that Mechanic’s Liens may be contested under Section 6.10. From time to time upon the written request of Administrative Agent, Borrowers shall deliver to Administrative Agent a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in a Borrower.
Section 6.13    Estoppel Certificates. Borrowers, within ten (10) days after request (but not more frequently than twice during any calendar year), shall furnish to Administrative Agent a written statement, duly acknowledged, setting forth the amount due on the Loans, the terms of payment of the Loans, the date to which interest has been paid, whether any offsets or defenses exist against the Loans and, if any are alleged to exist, the nature thereof in detail, and such other matters as Administrative Agent may reasonably request.
Section 6.14    Notice of Certain Events. Borrowers shall promptly notify Administrative Agent of: (1) any Event of Default of which a Borrower has knowledge, together with a detailed statement of the steps being taken to cure such Event of Default; (2) any notice of default received by a Borrower or any Borrower Party under other obligations relating to any Project which is material to a Borrower’s business and which has not been cured within 30 days following the date a Borrower first became aware of such default; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between a Borrower and any governmental authority, affecting a Borrower or any Project which is material to a Borrower’s business.
Section 6.15    Indemnification. Borrowers shall indemnify, defend and hold Administrative Agent and each Lender harmless from and against any and all reasonable out-of-pocket losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements (including the reasonable fees and actual expenses of the indemnified party’s counsel) of any kind or nature whatsoever (as used in this paragraph, the “Indemnified Liabilities”), in connection with (1) Administrative Agent’s or any Lender’s exercise of its rights and remedies under the Mortgages and other Loan Documents, (2) any inspection, review or testing of or with respect to any Project permitted under this Agreement, (3) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Administrative Agent or any Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loans) in any way related to (a) the execution, delivery or performance of any Loan Document, (b) any Project, or (c) a Borrower or its owners (including any and all reasonable out-of-pocket costs and expenses incurred by Administrative Agent and/or any Lender in responding to any third-party subpoenas or other third-party discovery requests and defending any depositions of their respective directors, officers, employees, agents or attorneys), (4) any proceeding instituted by any Person claiming a Lien, and (5) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loans, any Project, or any of the transactions contemplated in the Loan Documents, except that the Borrowers shall have no obligation hereunder to the Administrative Agent or to a Lender with respect to Indemnified Liabilities (such party claiming indemnification is referred to in this paragraph as an “Indemnitee”) to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or material breach of any Loan Document by such Indemnitee. Any amount covered by this indemnity shall be payable on demand, and shall bear interest from the date of demand until the same is paid by Borrowers to Administrative Agent at the Default Rate.
Section 6.16    Application of Operating Revenues; Restriction of Distributions. Borrowers apply all Operating Revenues to the payment of Debt Service and other payments due under the Loan Documents, taxes, assessments, water charges, sewer rents and other governmental charges levied, assessed or imposed against the Projects, insurance premiums, operations and maintenance charges relating to the Projects, and other obligations of the lessor under leases of space at the Projects, before using Operating Revenues for any other purpose. While any Event of Default exists, a Borrower shall not (1) declare or pay any dividend, distribution or other advance of any type on or in respect of any direct or indirect ownership interest or other beneficial in a Borrower, or (2) purchase, redeem, exchange or otherwise retire any ownership interest or other beneficial interest in a Borrower.
Section 6.17    Other Agreements; Defaults. Neither a Borrower nor any Borrower Party shall violate any agreement in a manner which would have an adverse effect on any Project, a Borrower or any Borrower Party (but, with respect to the Joinder Party, only to extent such violation is related to the Collateral), or on a Borrower’s or any Borrower Party’s (but, with respect to the Joinder Party, only to extent such business, properties, or assets, operations or condition is related to the Collateral) business, properties, or assets, operations or condition, financial or otherwise.
Section 6.18    Post‑Closing Matters.
(1)    Immediate Repairs. Borrower shall use commercially reasonable efforts to complete the immediate repairs lists on Schedule 6.18 (other than those immediate repairs referring to ADA work) on or prior to December 31, 2015. With respect to repairs listed on Schedule 6.18 which reference ADA work, Borrowers shall (if requested by a government authority or agency) complete any such repairs as required by the governmental authority or agency and within the time periods required by such governmental authority or agency. The repairs described on Schedule 6.18 are referred to collectively herein as the “Immediate Repairs.” For any such repairs completed by Borrowers in accordance with this paragraph, Borrowers shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that Borrowers have completed, such repairs Lien-free (subject to Permitted Encumbrances and Borrowers’ right to contest in accordance with Section 6.10) and in accordance with all applicable legal requirements. The time periods for completing the Immediate Repairs (to the extent required pursuant to this paragraph) shall be extended for bad weather, strikes, inability to obtain material and supplies, inability to obtain a tenant’s permission to access a Project and unforeseen physical conditions at a Project.
(2)    Environmental Actions. Within the time period specified in Schedule 6.18(2), Borrowers shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent that Borrowers have completed, Lien-free (subject to Permitted Encumbrances and Borrowers’ right to contest in accordance with Section6.10) the work described on Schedule 6.18(2).

(3)    Compliance with the Industrial Site Recovery Act. Pursuant to the Asset Purchase Agreements executed by Borrowers and the Sellers, each Seller (to the extent it owned a Project in New Jersey) is responsible for completing any and all measures required to comply with New Jersey’s Industrial Site Recovery Act, N.J.S.A. 13:1K et seq. and N.J.A.C. 7:26B-1 et seq. (“ISRA”), triggered by Borrower’s purchase of such Project from a Seller (“ISRA Actions”). If a Seller fails to complete the ISRA Actions in the timeframes required by ISRA, Borrowers will promptly take over completion of the ISRA Actions to ensure full compliance with ISRA with respect a Borrower’s purchase of the Project in New Jersey from a Seller. Borrowers will keep the Administrative Agent informed in a timely manner of the progress and completion of the ISRA Actions.
(4)    Undelivered Items. Borrowers have advised Administrative Agent that Borrowers will be unable to furnish to Administrative Agent certain documents, evidences and showings (the “Undelivered Items”), which Undelivered Items are listed in Schedule 6.18-1. Administrative Agent has agreed to enter into this Agreement and make the Initial Advance notwithstanding Borrowers’ failure to deliver the Undelivered Items, based solely upon Borrowers’ assurances that the Undelivered Items will be delivered to Administrative Agent within the respective periods of time set forth in Schedule 6.18-1. Borrowers represent, warrant, covenant and agree with Administrative Agent that Borrowers shall deliver the Undelivered Items, in form and substance reasonably acceptable to Administrative Agent, in accordance with the terms and requirements of Schedule 6.18-1. Borrowers further agree that Borrowers’ failure or refusal to perform its obligations pursuant to Schedule 6.18-1 shall, after expiration of the applicable grace and notice periods set forth in Section 10.3(2) of this Agreement, at Administrative Agent’s written election, be deemed an Event of Default, with the result that Administrative Agent shall have the right (at its sole option) to exercise any and all rights and remedies available to it
Section 6.19    Appraisals. Administrative Agent shall have the right at any time to obtain MAI Appraisals of the Projects at Lenders’ expense, and shall have the right at any time that an Event of Default exists to obtain MAI Appraisals of the Projects at Borrowers’ expense. Borrowers shall provide any information reasonably requested by Administrative Agent or any appraiser and shall otherwise cooperate in all reasonable respects with Administrative Agent or any appraiser in connection with any MAI Appraisals.
Section 6.20    Permitted Loan Assumption. Notwithstanding anything to the contrary contained in this Agreement, during the term of the Loans, Borrowers may sell their entire interest in all of the Projects that are Collateral for the Loans at the time of the assumption and Administrative Agent will permit the purchaser to assume the Loan (and the sale of any entity or entities that collectively owns 100% of the indirect interest in all of the Projects that are Collateral for the Loans at the time of the assumption shall be permitted), if the following conditions are satisfied:

(1)    Borrowers shall deliver to Administrative Agent a written request for such Loan assumption (the “Assumption Request”) at least sixty (60) days, but not more than one hundred twenty (120) days, before the anticipated sale date, which Assumption Request shall be revocable on or prior to the anticipated sale date (provided Borrowers shall reimburse Administrative Agent and Lenders for any costs and expenses incurred as a result of the delivery of such Assumption Request).
(2)    No Event of Default has occurred and is continuing on the date on which Borrowers deliver the Assumption Request to Administrative Agent, or on the date as of which the Loan assumption is to be effective.
(3)    Administrative Agent, in its sole discretion, shall have determined that the proposed purchaser is a Single Purpose Entity; that a Person which, immediately prior to the transfer, is a Qualified Transferee (a) owns at least 51% of the ownership interests in such proposed purchaser and (b) subject to customary major decision rights in favor of third party limited interest holders, has the right to (A) approve (or veto) all decisions affecting such proposed purchaser and all Borrowers and (B) make all day to day decisions on behalf of all Borrowers; and that neither the proposed purchaser nor any of its Affiliates is a Disqualified Person or a Prohibited Person.
(4)    An Additional Joinder Party shall execute a substitute Joinder substantially identical to the terms of the Joinder executed by Initial Joinder Party, and Administrative Agent shall release Joinder Party from its obligations under the Loan Documents (but only as to obligations arising due to acts and omissions occurring after the transaction) upon the execution and delivery by such Additional Joinder Party of a substitute Joinder. Without limiting the foregoing, such proposed Additional Joinder Party shall have delivered to Administrative Agent a Compliance Certificate and financial information satisfactory to Administrative Agent evidencing that such proposed Additional Joinder Party meets the requirements of an Additional Joinder Party and owns a direct or indirect interest in the Borrowers.
(5)    The proposed purchaser and proposed Additional Joinder Party shall have executed and delivered to Administrative Agent an assumption agreement and such other instruments, documents, certificates and authorizations as Administrative Agent shall reasonably require, all in form and substance reasonably acceptable to Administrative Agent, evidencing such purchaser’s and Additional Joinder Party’s agreement and authority to assume, abide by and be bound by the terms of this Agreement, the Notes and the other Loan Documents, together with such customary legal opinions and title insurance endorsements as may be reasonably required by Administrative Agent.
(6)    There shall be a minimum of twelve (12) months remaining on the term of the Loan (taking into account any unexercised extension options) at the time of the closing of the proposed sale.
(7)    No Cash Flow Reserve Event shall have occurred and be continuing at the time of the proposed assumption.

(8)    The proposed purchaser shall have delivered to Administrative Agent all documents evidencing (a) the formation, organization, valid existence and good standing of such proposed purchaser and the proposed Additional Joinder Party; (b) the due authorization by such proposed purchaser of the execution, delivery, and performance of the Loan Documents to which it is a party; and (c) the due authorization by the proposed Additional Joinder Party of the execution, delivery and performance of the Loan Documents to which it is a party.
(9)    Administrative Agent (on behalf of the Lenders) shall have received a loan assumption fee (“Assumption Fee”) equal to one-quarter of one percent (0.25%) of the sum of the then outstanding Loan balance plus the undisbursed Loan funds that remain available for disbursement for the first Loan assumption; and one half percent (0.50%) of the sum of the then outstanding Loan balance plus the undisbursed Loan funds that remain available for disbursement for each subsequent Loan assumption.
(10)    In addition to the Assumption Fee, Administrative Agent shall have received payment of all reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with such assumption, including attorneys’ fees and costs, title insurance premiums, recording charges and the costs of any lien/litigation searches and background checks undertaken by Administrative Agent in connection with evaluating the proposed purchaser and the proposed guarantor.
(11)    The proposed purchaser shall execute and deliver to Administrative Agent a new security agreement relating to the then-existing Cap Agreement (if it is assigned to the proposed purchaser) or to any new Cap Agreement which may be obtained by the proposed purchaser.
Section 6.21    Additional Entity Covenants.
(1)    The organizational structure chart of each Borrower and its direct and indirect owners as of the date hereof is set forth in a separate certificate furnished by Borrowers to Administrative Agent on the date hereof.
(2)    At all times there shall be one manager (as defined in the Delaware Limited Liability Company Act) of each Borrower which shall be an Independent Director. Each Borrower shall be manager-managed. Such Independent Director shall not be removed or replaced without the Administrative Agent’s prior, written approval. No action of a Borrower which requires the vote or approval of Borrower’s members as or managers set forth in Section 6.21(3) of this Agreement may be taken unless at the time of such action there shall be at least one manager of Borrower who is an Independent Director. Each Borrower and each member of Borrower shall at all times be a Single Purpose Entity.
(3)    No Borrower shall, unless approved by the unanimous vote of the managers and members of such Borrower, as the case may be, including the approval of each Independent Director of each Borrower, (i) file a voluntary petition or otherwise initiate proceedings to have a Borrower be, adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against a Borrower, (iii) file a petition seeking or consenting to reorganization or relief of a Borrower as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to a Borrower, (iv) seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of a Borrower of all or any substantial part of the properties and assets of a Borrower, (v) make any general assignment for the benefit of its creditors, or (vi) agree to liquidate or dissolve the Borrower.
(4)    Each Borrower (or any general partner of a Borrower) which is a limited liability company and which has only one economic member shall at all times be a Delaware limited liability company with a member (“Springing Member”) in such limited liability company who will, upon the occurrence of any event that causes the then existing sole economic member of such limited liability company to cease to be the sole member of such limited liability company (other than (i) an assignment by such member of all of its limited liability company interest in the limited liability company and the admission of a transferee as, and if, permitted pursuant to this Agreement and the organizational documents of such limited liability company, or (ii) the death or other resignation of such member and the admission of an additional member of such limited liability company as, and if, permitted pursuant to this Agreement and the organizational documents of such limited liability company) (a “Member Cessation Event”), without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Borrower as a member (the “Special Member”) and shall continue the limited liability company without dissolution. No Special Member may resign until a successor Special Member as accepted its appointment as a Special Member. If a Special Member dies or resigns, the applicable limited liability company shall appoint a successor Special Member who shall accept in writing its obligations as Special Member.
(5)    The certificate of incorporation of each Borrower which is a corporation, the operating agreement or limited partnership agreement of each Borrower which is a limited liability company or a limited liability company, and the certificate of incorporation or limited liability agreement of each general partner of each Borrower which is a limited partnership, shall contain terms and provisions consistent with this Section 6.22 and shall also contain the covenants set forth in the definition of Single Purpose Entity.
(6)    No amendment to the organizational documents of a Borrower shall be made which would have the effect of deleting any provisions required by Section 6.22(4) to be set forth in such organizational documents.
Section 6.22    Additional Joinder Party.
(1)    If at any time during the term of the Loan, Joinder Party shall not be in compliance with the financial covenants set forth in Section 3(b) of the Joinder, then Borrowers shall have the right to cause an Additional Joinder Party to execute and deliver a new Joinder (which shall be in addition to the then existing Joinder) substantially in the form of the Joinder attached hereto (such new Joinder is referred to herein as an “Additional Joinder”). The Borrowers’ rights pursuant to the immediately preceding sentence must be exercised, and all conditions set forth in this Section 6.22(1) must be satisfied, no later than 15 Business Days following the date that a Borrower or Borrower Party first has knowledge that the then existing Joinder Party failed to satisfy the financial covenants described in the immediately preceding sentence. Pursuant to the Additional Joinder, (A) Additional Joinder Party’s obligations pursuant to the Additional Joinder shall be joint and several with the obligations of Joinder Party, (B) Additional Joinder Party shall furnish to Administrative Agent all documents evidencing Additional Joinder Party’s organization and good standing, and the qualification of the signers to execute the Additional Joinder Party and any other Loan Documents, which documents shall include certified copies of all documents relating to the organization and formation of Additional Joinder Party and of the entities, if any, which are partners or members of Additional Joinder Party, and (C) Additional Joinder Party shall furnish to Administrative Agent a new non-consolidation opinion and an opinion of counsel satisfactory to Administrative Agent and its counsel (I) that Additional Joinder Party’s formation documents provide for the matters described in the foregoing clause (B), (II) that the Additional Joinder has been duly authorized, executed and delivered, and that the Additional Joinder and the other Loan Documents are valid, binding and enforceable against Additional Joinder Party in accordance with their terms, (III) that Additional Joinder Party and any entity which is a controlling stockholder, member or general partner of Additional Joinder Party have been duly organized, and are in existence and good standing, and (IV) with respect to such other matters as Administrative Agent may reasonably request. If an Additional Joinder is delivered in accordance with this Section 6.22 and within the time periods set forth in the second sentence of this Section 6.22, and the combined Tangible Net Worth of the Joinder Party and the Additional Joinder Party is equal to or greater than $275,000,000.00, then the failure by the existing Joinder Party to comply with the financial covenants set forth in this Agreement shall not be a default hereunder or under the Loan Documents.
(2)    If at any time during the term of the Loan, Joinder shall not be in compliance with the financial covenants set forth in Section 3(b) of the Joinder, then Borrowers shall have the right to deliver a letter of credit to Administrative Agent such that the sum of the face amount of such letter of credit, when added to the Tangible Net Worth of Joinder Party, is not less than $275,000,000.00. The Borrowers’ rights pursuant to the immediately preceding sentence must be exercised, and all conditions set forth in this Section 6.22(2) must be satisfied, no later than 15 Business Days following the date that a Borrower or Borrower Party first has knowledge that the Joinder Party failed to satisfy the financial covenants described in the immediately preceding sentence. The letter of credit furnished to Administrative Agent must satisfy the requirements set forth in Schedule 2.10.

ARTICLE 7

LEASING MATTERS
Section 7.1    Leasing Representations and Warranties. Borrowers represent and warrant to Administrative Agent and the Lenders with respect to leases of the Projects that: (1) the rent rolls delivered to Administrative Agent are true and correct in all material respects, and the leases are valid and in full force and effect; (2) the leases (including amendments) are in writing, and to Borrowers’ knowledge there are no oral agreements with respect thereto; (3) the copies of the leases delivered to Administrative Agent are true and complete in all material respects; (4) except as set forth in Schedule 7.1-1 hereto, neither the landlord nor, to Borrower’s knowledge, any tenant is in default under any of the leases; (5) except as set forth in Schedule 7.1-1 hereto, neither a Borrower (nor its predecessor in title) has received written notice of termination with respect to any lease; (6) a Borrower has not assigned or pledged any of the leases, the rents or any interests therein except to Administrative Agent (on behalf of the Lenders); (7) no tenant or other party has a right of first refusal, right of first offer, option to purchase or similar preferred purchase right relating to the purchase of all or any portion of any Project except as set forth on Schedule 7.1-2 hereto; (8) no tenant has the right to terminate its lease prior to expiration of the stated term of such lease, other than termination rights arising from landlord defaults, casualty, condemnation or similar events or circumstances or as expressly set forth in such lease; (9) no tenant has prepaid more than one month’s rent in advance, except for bona fide security deposits.
Section 7.2    Leasing Covenants. Each Borrower (1) shall in all material respects perform the obligations which such Borrower is required to perform under the leases; (2) shall enforce the material obligations to be performed by the tenants under their leases; (3) shall promptly furnish to Administrative Agent any written notice of default or termination received by a Borrower from any tenant under a Major Lease, and any written notice of default or termination given by a Borrower to any tenant under a Major Lease; (4) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits; (5) shall not enter into any ground lease or master lease of any part of any Project (but this shall not apply to the existing ground lease described on Schedule 7.2); (6) shall not further assign or encumber any lease or any rents payable thereunder; (7) shall not, except with Administrative Agent’s prior written consent, cancel or accept surrender or termination of any Major Lease, except as such right of a tenant is expressly set forth in such lease; and (8) shall not, except with Administrative Agent’s prior written consent in accordance with Section 7.3(2) of this Agreement. modify or amend any ground lease or Required Lease (it being understood that an extension of a lease shall be deemed to be an amendment to a lease if the tenant does NOT have a contractual right in its then-existing lease to receive an extension), except for minor modifications and amendments to a Required Lease entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the lease or otherwise required under the express terms of a lease; and any action in violation of clauses (5), (6), (7), and (8) of this Section 7.2 shall be void at the election of Administrative Agent. Any new lease to any tenant of a single Project (or a single building within a Project) which provides that such tenant will maintain property/hazard insurance shall require tenant to maintain property/hazard insurance as required by this Agreement.

Section 7.3    Approval Rights
(1)    All (i) Major Leases (and amendments thereto and extensions thereof, other than amendments and extensions thereof permitted without consent as provided in Section 7.2 of this Agreement), and (ii) any non-Major Lease (and amendments thereto and extensions thereof, other than amendments thereto and extensions thereof permitted without consent as provided pursuant to subsection 8 of Section 7.2 of this agreement), that is not permitted to be entered into without Administrative Agent consent pursuant to the last sentences of this Section 7.3(1) (each lease, lease amendment and/or lease extensions referred to in the immediately preceding clauses (i) and (ii) is referred to herein as a “Required Lease”) shall in all respects be approved by Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned.. If tenant security deposits are required by law to be held in a segregated account, Borrowers shall hold such security deposits in a segregated account. If tenant security deposits are not maintained in a segregated account, Borrowers shall expressly account for such security deposits in its books and records and in any balance sheet provided to Administrative Agent. Within ten (10) days after Administrative Agent’s written request, Borrowers shall furnish to Administrative Agent a statement of all tenant security deposits, and copies of all leases not previously delivered to Administrative Agent, certified by Borrowers as being true and correct in all material respects. Notwithstanding anything contained in the Loan Documents, Administrative Agent's approval shall not be required for non-Major Leases at any Project or any modification or extension of any present or future non-Major Lease at any Project if the following conditions are satisfied: (1) there exists no Event of Default; (2) the proposed use pursuant to such non-Major Lease (a) does not conflict with any restrictive covenant affecting such Project and (b) is in compliance with Section 5.17; (3) such non-Major Lease contains the Required Lease Terms and Conditions; and (4) the tenant pursuant to such lease is not permitted to use or store any Hazardous Materials at the leased premises (other than Hazardous Materials (i) in typical amounts necessary for a tenant’s ordinary business operations, and which are stored, maintained, and used in accordance with manufacturer’s instructions and all applicable environmental laws, (ii) which are hazardous liquids that do not exceed 55 gallons at any given time, excluding petroleum products intended solely for a tenant’s consumptive use, or (iii) which are chlorinated solvents that do not exceed 1 gallon in aggregate quantity).
(2)    With respect to the execution or amendment of a Required Lease (other than amendments permitted pursuant to subsection 8 of Section 7.2 of this Agreement), Borrowers shall give Administrative Agent written notice (a “Required Lease Request”) as to Borrowers’ intention to enter into such Required Lease (or amendment thereto), together with a copy of the applicable lease or amendment, or a term sheet setting forth the material terms of such lease or amendment, for Administrative Agent’s approval. If Borrowers have not received notice from Administrative Agent either approving or rejecting such Required Lease (or amendment) within 5 Business Days after receipt of such Required Lease Request by Administrative Agent, Borrowers shall send a second written request to Agent (the “Second Request”). If Administrative Agent shall not respond to the Second Request within 5 Business Days following receipt by Administrative Agent of the Second Request, then

Administrative Agent shall be deemed to have approved such Required Lease (or amendment to a Required Lease). In order for the Second Request to be effective, the Second Request must contain the following language typed in BOLD PRINT on the face of the notice:
THIS NOTICE IS GIVEN PURSUANT TO THE LOAN AGREEMENT AMONG BORROWERS, ADMINISTRATIVE AGENT AND LENDERS IN ORDER TO SEEK ADMINISTRATIVE AGENT’S WRITTEN CONSENT WITH RESPECT TO A REQUIRED LEASE OR AN AMENDMENT TO A REQUIRED LEASE. ADMINISTRATIVE AGENT’S FAILURE TO APPROVE OR REJECT SUCH REQUIRED LEASE OR ANY PROPOSED AMENDMENT TO A REQUIRED LEASE WITHIN FIVE BUSINESS (5) DAYS FOLLOWING RECEIPT BY ADMINISTRATIVE AGENT OF THIS NOTICE WILL RESULT IN ADMINISTRATIVE AGENT’S DEEMED APPROVAL THEREOF.
Section 7.4    Tenant Estoppels. At Administrative Agent’s written request (but not more frequently than once during any calendar year), Borrowers shall use commercially reasonable efforts to obtain and furnish to Administrative Agent, written estoppels, in the form attached to the applicable lease or in the form previously agreed to by Administrative Agent and Borrowers, executed by tenants under leases in the Projects and confirming the term, rent, and other provisions and matters relating to the leases as reasonably requested by Administrative Agent. In no event may Administrative Agent request estoppels during calendar year 2015 except from a tenant pursuant to either a Major Lease, a new lease or a lease involving a material amount of Subsequent Advances. In no event may Administrative Agent request estoppels in any calendar year from tenants except as follows:
(1)    Administrative Agent may request estoppels from 100% of tenants pursuant to Major Leases.
(2)    With respect to non-Major Leases, Administrative Agent may request may request estoppels from tenants whose leased space represents (1) no more than 70% of the base rent for space then part of the Collateral and (2) no more than 70% of the space occupied by single tenants in buildings each having 25,000 or more square feet.
ARTICLE 8

FINANCIAL REPORTING
Section 8.1    Financial Statements
(1)    Quarterly/Monthly Reports. Within forty-five (45) days after the end of each calendar quarter, Borrowers shall furnish to Administrative Agent, for each Project and on a consolidated basis, a current (as of the quarter just ended) balance sheet, a detailed operating statement stating Operating Revenues, Operating Expenses for such calendar quarter, an updated rent roll, and, if requested by Administrative Agent, a written statement setting forth any material variance from the annual consolidated budget, a general ledger, copies of bank statements and bank reconciliations and other documentation supporting the information disclosed in the most recent financial statements; and if a Cash Flow Reserve Event has occurred and is continuing during a month, Borrowers shall furnish to Administrative Agent, within 30 days after the end of each calendar month starting with the month that the Cash Flow Reserve Event first occurred, statements of Net Cash Flow (for each Project and on a consolidated basis) for the immediately preceding calendar month.
(2)    Annual Reports. Within ninety (90) days after the end of each fiscal year of each Borrower's operation of the Projects, Borrowers shall furnish to Administrative Agent a current (as of the end of such fiscal year) balance sheet, a detailed operating statement stating Operating Revenues, Operating Expenses and (if a Cash Flow Reserve Event occurred at any time during such fiscal year, statements of Net Cash Flow for each Borrower and each Project, and on a consolidated basis), and an updated rent roll for each Project. If requested by Administrative Agent, such annual financial statements for the Borrowers and the Projects shall be prepared on a review basis and certified by an independent public accountant satisfactory to Administrative Agent. If requested by Administrative Agent, Borrowers shall furnish to Administrative Agent a written statement setting forth any material variance from the annual consolidated budget. In addition, Borrowers shall deliver, or cause the Joinder Party to deliver, as and when required under the Joinder, the annual financial statements and Compliance Certificate for Joinder Party.
(3)    Certification; Supporting Documentation. Each such financial statement shall be in scope and detail reasonably satisfactory to Administrative Agent and certified by the chief financial representative of each Borrower and Joinder Party, as applicable. Notwithstanding anything herein to the contrary, in the event Borrowers deliver the financial statements by an electronic automated delivery system, such financial statements shall be deemed to be certified in the manner required by this Section 8.1.
(4)    Tax Returns. Borrowers shall furnish to Administrative Agent copies of each Borrower's filed federal, state and (if applicable) local income tax returns for each taxable year (with all forms and supporting schedules attached) within thirty (30) days after filing.
Section 8.2    Accounting Principles. All financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied from year to year, except for the Net Cash Flow statements.
Section 8.3    Other Information. Borrowers shall deliver to Administrative Agent such additional information reasonably requested by Administrative Agent regarding each Borrower, its subsidiaries, its business, any Borrower Party, and the Projects within thirty (30) days after Administrative Agent’s request therefor.
Section 8.4    Annual Budget. Prior to the commencement of each calendar year, Borrowers shall provide to Administrative Agent for Administrative Agent’s review Borrowers’ proposed annual operating budget for each Project for such calendar year, which budget shall be subject to approval by Administrative Agent if a Cash Flow Reserve Event has occurred and is continuing. Such budget shall include Borrowers’ proposed annual Capital Expenditures budget for each Project for such fiscal year (a “Capital Budget”) which shall be separate from the Capital Replacements Budget and the Capital Advance Budget. The Capital Budget is in addition to the Capital Replacement Budget and the Capital Advance Budget.
Section 8.5    Audits. Upon reasonable prior notice to Borrowers, Administrative Agent and Administrative Agent’s agents and third-party consultants shall be entitled to perform such financial investigations and audits of a Borrower’s books and records as Administrative Agent shall deem necessary; provided, however, that Borrowers shall not be obligated to pay for the cost of more than one audit per year unless such audit is in connection with (a) verifying compliance with the conditions set forth in Section 2.3(3)(d) of this Agreement, (b) determining whether a Cash Flow Reserve Event has occurred, or (c) verifying that the conditions set forth in Section 2.4(5)(b) have been satisfied in connection with a Release Payment, in which event Borrowers shall pay for the costs of such audits. Borrowers shall permit Administrative Agent and Administrative Agent’s agents and consultants to examine such records, books and papers of a Borrower which reflect upon its financial condition, the income and expenses relative to the Projects and the representations set forth in Article 9. Each Borrower authorizes Administrative Agent to communicate directly with a Borrower’s independent certified public accountants, and authorizes such accountants to disclose to Administrative Agent any and all financial statements and other supporting financial documents and schedules, including copies of any management letter, with respect to the business, financial condition and other affairs of Borrowers. Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or Administrative Agent’s agents and third-party consultants be entitled to perform a calendar year 2014 audit.
ARTICLE 9

ANTI‑MONEY LAUNDERING AND INTERNATIONAL TRADE CONTROLS
Section 9.1    Compliance with International Trade Control Laws and OFAC Regulations; Borrowers’ Funds. Borrowers represent, warrant and covenant to Administrative Agent and the Lenders that:
(1)    Neither a Borrower, nor any Borrower Party, nor any Person who owns a direct interest in a Borrower, is now nor shall be at any time until after the Loans are fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
(2)    It has taken, and shall continue to take until after the Loans are fully repaid, such measures as are required by law to verify that the funds invested in each Borrower and funds used to make payments on the Loans (including Operating Revenues and funds used to repay the Loans, whether from a refinancing, asset sale or otherwise) are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.
(3)    To the best of its knowledge, neither a Borrower, nor any Borrower Party, nor any holder of a direct interest in a Borrower, nor any Person providing funds to a Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist‑related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti‑Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti‑Money Laundering Laws; and (c) has had any of its/his/her funds seized or forfeited in any action under any Anti‑Money Laundering Laws.
(4)    Borrowers shall make payments on the Loans solely from funds invested in Borrowers, Operating Revenues or insurance proceeds unless otherwise agreed to by Administrative Agent.
ARTICLE 10

EVENTS OF DEFAULT AND CURE PERIODS
Each of the following shall constitute an “Event of Default”:
Section 10.1    Events of Default Not Subject to Cure Periods.
(1)    Payment at Maturity. Borrowers’ failure to pay the Loans by the Maturity Date.
(2)    Insurance. Borrowers’ failure to maintain insurance as required under Section 4.1 of this Agreement (provided, however, that Borrowers shall not be in default pursuant to this subparagraph (2) if amounts in the Insurance Reserve are sufficient to pay for the insurance required to be maintained by Borrowers pursuant to this Agreement at the time such insurance is to be renewed or replaced and Administrative Agent fails to pay for such insurance (after receiving from Borrowers an invoice for payment of such insurance) with funds then in the Insurance Reserve).
(3)    Transfer. Any Transfer occurs in violation of Section 6.1 of this Agreement.
(4)    Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.
(5)    Article 9 Compliance. Borrowers’ or a Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in Article 9.

(6)    Voluntary Petitions, Etc. Commencement by a Borrower, any Borrower Party or any Permitted Junior Lienholder (each, a “Bankruptcy Party”) of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities, or seeking to consolidate its assets with the assets of any other Person, under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or its assets, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or any action by a Bankruptcy Party to authorize or effect any of the foregoing. As used above, “Permitted Junior Lienholder” means the holder of any deed of trust, mortgage or deed to secure debt that encumbers any Project (or any portion thereof) which Administrative Agent has expressly approved in writing in its sole and absolute discretion. Borrowers acknowledge that, as of the Closing Date, Administrative Agent has not agreed to allow any Permitted Junior Lienholders.
(7)    Ground Lease. Any ground lease is terminated without Administrative Agent’s written consent.
Section 10.2    Events of Default Subject to Specific Cure Periods.
(1)    Payments Prior to Maturity. Borrowers’ failure to pay any regularly scheduled installment of principal or interest on the Loans, any fee payable to Administrative Agent or the Lenders, or any other amount owing under the Loan Documents, within five (5) days of (and including) the date when due.
(2)    Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against any Bankruptcy Party, or against the assets of any Bankruptcy Party, which seeks liquidation, reorganization or other relief with respect to such Bankruptcy Party or its Debts or other liabilities, or seeks to consolidate the assets of such Bankruptcy Party with the assets of any other Person, under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property; and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of ninety (90) days; or an order for relief against a Bankruptcy Party or its assets shall be entered in any such case under the Federal Bankruptcy Code.
(3)    Joinder Party’s Tangible Net Worth. Subject to Section 6.22, the failure of Joinder Party to maintain at all times a Tangible Net Worth of not less $275,000,000.00, and the continuation of such failure for ten (10) days after receipt of notice thereof from Lender.

Section 10.3    Other Events of Defaults.
(1)    Specified Defaults Under Other Loan Documents. If any term, covenant or provision set forth in the Loan Documents under which a Borrower or Joinder Party is obligated expressly contains a specific grace period, then a Borrower’s or Joinder Party’s failure to perform, observe or comply with such term, covenant or condition after the expiration of such grace period.
(2)    Covenants Without Specific Grace Periods. Borrowers or Joinder Party shall continue to be in default under any of the other terms, covenants or provisions of this Agreement not specified in Section 10.1, Section 10.2 or Section 10.3(1), or under any of the terms, covenants or provisions contained in the other Loan Documents, for ten (10) days after receipt of notice of such default from Administrative Agent, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after receipt of notice of such default from Administrative Agent in the case of any other default; provided, however, that if (a) such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, (b) the defaulting party shall have commenced to cure such default within such 30-day period and thereafter is diligently and expeditiously proceeding to cure such default, and (c) the defaulting party has provided Administrative Agent with security satisfactory to Administrative Agent against any interruption of payment or impairment of collateral as a result of such continuing default, then such 30-day period shall be extended for such additional time as is reasonably necessary for the defaulting party, exercising due diligence, to cure such default, provided further that in no event shall such additional period exceed one hundred twenty (120) days.
Section 10.4    Additional Cure Rights. If an Event of Default occurs pursuant to Section 10.1(4) as a result of a breach or a representation or warranty relating to a Project, or if an Event of Default occurs pursuant to Section 10.1(7) with respect to a Project, or an Event of Default occurs pursuant to Section 10.3 as a result of a breach of a covenant relating to a particular Project, and any such Event of Default cannot reasonably be cured by the payment of money, then within 10 days following the occurrence of such Event of Default, as the case may be (such 10-day period is referred to herein as the “Cure Period”), Borrowers may (if Administrative Agent elects in its sole discretion not to waive such Event of Default) cure such Event of Default by (a) paying to Administrative Agent the Release Payment applicable to such Project, together with Administrative Agent’s and Lenders’ reasonable costs and expenses, including reasonable attorneys’ fees, related to such Event of Default, (b) causing fee ownership of such Project (or Borrower’s ground lease estate, in the case of an Event of Default described in Section 10.1(7)) to be transferred to any entity which is not a Borrower or a direct or indirect subsidiary of any Borrower, and (c) complying with the requirements of subparagraphs 6, 7, 8 and 9 of Section 2.4 of this Agreement. During the Cure Period, Administrative Agent shall not exercise remedies against the applicable Project or accelerate the Loan, but Administrative Agent may give written default notices to Borrowers and Joinder Party prior to or during the Cure Period.

ARTICLE 11

LENDER’S REMEDIES
Section 11.1    Remedies ‑ Insolvency Events. Upon the occurrence of any Event of Default described in Section 10.1(6) or Section 10.2(2), the obligations of Administrative Agent and/or Lenders to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrowers; however, if the Bankruptcy Party under Section 10.1(6) or Section 10.2(2) is other than a Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Administrative Agent’s election, in Administrative Agent’s sole discretion.
Section 11.2    Remedies ‑ Other Events. Except as set forth in Section 11.1 above, while any Event of Default exists, Administrative Agent may (1) by written notice to Borrowers, declare the entire amount of the Loans to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrowers, (2) terminate the obligation, if any, of Administrative Agent and/or Lenders to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.
Section 11.3    Administrative Agent’s Right to Perform the Obligations. If Borrowers shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrowers and without waiving or releasing any other right, remedy or recourse Administrative Agent or any Lender may have because of such Event of Default, Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrowers, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate. If Administrative Agent shall elect to pay any sum due with reference to any Project, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, Lien, claim or charge before making an advance for the purpose of preventing or removing the same. Borrowers shall indemnify, defend and hold Administrative Agent and the Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and disbursements (as used in this paragraph, “Indemnified Liabilities”), incurred or accruing by reason of any acts performed by Administrative Agent pursuant to the provisions of this Section 11.3, except that the Borrowers shall have no obligation hereunder to the Administrative Agent or to a Lender with respect to Indemnified Liabilities (such party claiming indemnification is referred to in this paragraph as an “Indemnitee”)

to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or material breach of any Loan Document by such Indemnitee. All sums paid by Administrative Agent pursuant to this Section 11.3 and all other sums expended by an Indemnitee to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loans, shall be secured by the Loan Documents and shall be paid by Borrowers to Administrative Agent upon demand.
ARTICLE 12

LIMITATIONS ON LIABILITY
Section 12.1    Limitation on Liability.
(1)    Except as provided below in this Section 12.1, a Borrower shall not be personally liable for amounts due under the Loan Documents.
(2)    Borrowers shall be personally liable to Administrative Agent and the Lenders for a Borrower’s failure to perform its obligations pursuant to the Hazardous Materials Indemnity Agreement and for any deficiency, loss costs or damage suffered by Administrative Agent or any Lender (and reasonable, out-of-pocket costs of enforcement and collection) arising from the following events: (i) fraud or intentional material misrepresentation in connection with the Loan or Loan documents by a Borrower, a Borrower Party or an affiliate controlled by Borrower or a Borrower Party; (ii) misappropriation, misapplication or conversion by a Borrower, a Borrower Party or an affiliate controlled by Borrower or a Borrower Party of insurance or condemnation proceeds paid as a result of a casualty or condemnation, or rents (including prepaid rents) and security deposits paid, (iii) willful misconduct by a Borrower, a Borrower Party or an affiliate controlled by Borrower or a Borrower Party resulting in physical damage or waste to a Project; (iv) removal or disposal of any portion of the Collateral by or on behalf of a Borrower, a Borrower Party or an affiliate controlled by Borrower or a Borrower Party other than in compliance with the Loan documents; (v) fraudulent transfer claims made by a Borrower, a Borrower Party or an affiliate controlled by Borrower or a Borrower Party; (vi) voluntary termination or voluntary material modification of any ground lease by a Borrower without Administrative Agent’s prior written consent other than as permitted under the Loan Documents; (vii) a Borrower’s failure to turn over to Administrative Agent all unapplied tenant security deposits and prepaid rents as required pursuant to the Loan Documents upon Administrative Agent’s request following an Event of Default; (viii) a Borrower’s or a Borrower Party’s interference with Administrative Agent’s or a Lender’s exercise of remedies pursuant to the Loan Documents, other than a Borrower’s or a Borrower Party’s good faith challenge to the existence of the Event of Default which gave rise to the exercise of such remedies; (ix) Borrowers’ failure to make the required monthly payments, first to the Insurance Reserve, and then to the Tax Reserve, or Borrowers’ failure to maintain the insurance required to be maintained by Borrowers pursuant to this Agreement as to which no payments are then being made by Borrowers into the Insurance Reserve, unless monthly Operating Revenues, prior to the payment of Debt Service or any other Operating Expenses then owing, are insufficient to make such payments; (x) failure to pay for any loss, liability or expense incurred by Administrative Agent or a Lender arising out of any Lender Investment Claim, or any other claim or allegation made by a Borrower, a Borrower Party or an affiliate controlled by Borrower or a Borrower Party that the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between Borrowers and one or more of the Lenders and/or Administrative Agent; and (xi) failure to remove in a reasonably prompt timeframe any judgment lien affecting any of the Collateral when required pursuant to the Loan Documents, or failure to comply with the Loan Document provisions regarding mechanic’s liens, the cost of which removal or satisfaction shall be deemed to be damages suffered by Administrative Agent and Lenders.
(3)    In addition, the limitation on liability set forth in Section 12.1(1) shall be null and void, and Borrowers shall be personally liable for payments in full of all sums due pursuant to the Loan Documents, upon the occurrence of any of the following events: (a) a Borrower or a Borrower Party files a voluntary petition under bankruptcy code or other federal or state bankruptcy or insolvency law (collectively, “Bankruptcy Laws”); (b) filing of an involuntary petition by any person under the Bankruptcy Laws against a Borrower or a Borrower Party which is not dismissed within ninety (90) days after commencement in which either (x) a Borrower, a Borrower Party or an affiliate controlled by a Borrower or a Borrower Party colludes with, assists or solicits petitioning creditors for any involuntary bankruptcy petition against a Borrower or a Borrower Party, or (y) the claims of one or more of the creditors of a Borrower that commenced such involuntary proceeding arise from debts evidenced by a note or financing lease arrangement entered into or incurred in violation of the Loan Documents; (c) a Borrower, a Borrower Party or an affiliate controlled by a Borrower or a Borrower Party filing an answer consenting to, acquiescing or joining in any involuntary petition filed against a Borrower or a Borrower Party under the Bankruptcy Laws; (d) Borrower or a Borrower Party consenting to, acquiescing or joining in an application for the appointment of a custodian, receiver, trustee or examiner for a Borrower, a Borrower Party or any portion of the Collateral; (e) the assets of a Borrower are consolidated with the assets of an affiliate in any voluntary bankruptcy or insolvency proceeding of such affiliate or in any collusive involuntary bankruptcy or insolvency proceeding of such affiliate which is not dismissed within ninety (90) days after commencement, or (f) failure to obtain Administrative Agent’s prior written consent to any Transfer, to the extent such Transfer is prohibited by the Loan Documents (excluding Permitted Transfers), it being understood that (x) a Transfer as a result of a trustee’s sale or a foreclosure initiated by Administrative Agent will not be a Transfer in violation of the Loan Documents, (y) a breach of the leasing covenants in the Loan Documents shall not be deemed a Transfer resulting in recourse liability pursuant to this paragraph (3), and (z) a non-material Transfer (excluding a Transfer described in the second sentence of Section 6.1(1)) that is cured by Borrowers within the first to occur of 10 days following written notice to Borrowers or within 10 days following the date a Borrower first is aware of such Transfer will not be deemed a Transfer resulting in recourse liability pursuant to his paragraph (3) (provided, however, that the grant of a mortgage or deed of trust lien on any part of all of a Project shall NOT constitute a non-material Transfer).

(4)    The limitation on Borrowers’ personal liability in Section 12.1(1) shall not modify, diminish or discharge the personal liability of any Joinder Party.
(5)    Nothing in this Section 12.1 shall be deemed to be a waiver of any right which Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Administrative Agent or such Lender under the Loan Documents or to require that all Collateral shall continue to secure the amounts due under the Loan Documents.
Section 12.2    Limitation on Liability of Administrative Agent’s and Lenders’ Officers, Employees, Etc. Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of such Person’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of the shareholders, directors, officers, employees or agents of Administrative Agent or any Lender, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
ARTICLE 13

MISCELLANEOUS
Section 13.1    Notices. All notices required or permitted to be given hereunder (each, a “Notice”) shall be in writing addressed to the party to be so notified at its address set forth below, or at such other address as such party may specify by giving at least ten (10) days’ prior written notice of such change of address, and (1) sent by facsimile or electronic mail, in each case with a copy of the Notice sent concurrently by one of the means described in clauses (2), (3) or (4) below (provided that for electronic mail delivery, the beginning of the subject line in such electronic mail shall state, in capitalized letters and minimum 12 point font: “NOTICE PURSUANT TO LOAN AGREEMENT SECTION 13.1”), (2) sent by registered or certified mail, postage prepaid, return receipt requested, (3) delivered by hand, or (4) delivered by reputable overnight commercial courier. Notices shall be deemed to have been received: (a) if sent by facsimile or electronic mail, upon the earlier of (i) the date that the sender receives a telephonic response from an employee or representative of the party receiving notice on behalf of such party, acknowledging receipt (which response shall not be an automatic fax machine-generated or computer-generated response) and (ii) the date of the first attempted delivery on a Business Day of the copy of such Notice delivered in accordance with clause (2), (3) or (4) above, and (b) if delivered by hand, sent by registered or certified mail, or sent by overnight commercial courier, on the date of the first attempted delivery on a Business Day.
Addresses for Notices:

If to any Borrower:	c/o ColFin Industrial Holdings, LLC 2450 Broadway, Suite 600 Santa Monica, CA 90404

Attention: Director – Legal Department
Facsimile: )310)-282-8808
E-Mail: Colonylegal@colonyinc.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Adam M. Turteltaub and Thomas J. Henry
Facsimile: (212) 728-9750
E-Mail: aturteltaub@willkie.com
      thenry@willkie.com

If to GECC (as Administrative Agent or as Lender):	General Electric Capital Corporation c/o GE Capital Real Estate 299 Park Avenue New York, NY 10171 Attention: Asset Manager/Project Cobalt Facsimile: (212) 796-8910 E-Mail: John.Shanahan@gecapital.com with a copy to:
and to: Reed Smith LLP Three Logan Square, Suite 3100 1717 Arch Street Philadelphia, PA 19103 Attention: Stephen M. Lyons III Facsimile: (215) 851-1420 E-Mail: slyons@reedsmith.com
Section 13.2    Amendments, Waivers, References
(1)    This Agreement and any other Loan Document may be amended, modified or supplemented only by a written instrument signed by Borrowers and Administrative Agent. No waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought, provided that a written waiver signed by Administrative Agent on behalf of the Lenders shall be deemed to have been signed by the Lenders

(2)    Notwithstanding anything to contrary contained in this Agreement, any amendment, modification or supplement of Article 14, or of any of the rights or duties of Administrative Agent hereunder, shall require the written consent of Administrative Agent.
(3)    This Agreement and the other Loan Documents shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, Borrowers, Administrative Agent and the Lenders hereby agree that no exchange of electronic correspondence between the parties shall operate to amend, modify or waive any term or provision of any Loan Document.
(4)    Any reference to a Loan Document, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document as it may hereafter from time to time be amended, modified, consolidated, replaced, severed, supplemented, extended and restated.
Section 13.3    Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrowers, Administrative Agent and the Lenders with respect to the Loans are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent or any Lender or charged by Administrative Agent or any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loans would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Notes by the holders thereof (or, if the Notes have been paid in full, refunded to Borrowers); and (2) if maturity is accelerated by reason of an election by Administrative Agent, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Notes (or, if the Notes have been paid in full, refunded to Borrowers). The terms and provisions of this Section 13.3 shall control and supersede every other provision of the Loan Documents. If at any time the laws of the United States of America permit Administrative Agent or the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Administrative Agent or the Lenders may contract for, take, reserve, charge or receive under the Loan Documents.
Section 13.4    Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.
Section 13.5    Reimbursement of Expenses. Subject to the last sentence of Section 13.9(2) with respect to Secondary Market Transactions, Borrowers shall pay or reimburse Administrative Agent and/or the Lenders on demand of the applicable party for (1) all reasonable out-of-pocket costs and expenses incurred on or prior to the Closing Date by Administrative Agent and each initial Lender in connection with the negotiation, documentation, closing and disbursement of the Loans, including fees and expenses of Administrative Agent’s and each initial Lender’s attorneys and Administrative Agent’s environmental, engineering, accounting, appraisal and other consultants (subject to Section 6.4 and the Section 4.3 of the Hazardous Materials Indemnity Agreement); fees, charges and taxes for the recording or filing of Loan Documents; financial investigation, audit and inspection fees and costs; settlement of condemnation and casualty awards; title search costs, premiums for title insurance and endorsements thereto; fees and costs for lien and litigation searches and background checks; and costs and expenses of responding to third-party subpoenas; and (2) all amounts expended, advanced or incurred by Administrative Agent and/or the Lenders to collect the Notes, or to enforce the rights of Administrative Agent or the Lenders under this Agreement or any other Loan Document, to protect, defend or assert the rights, claims and actions of Administrative Agent or the Lenders under the Loan Documents or with respect to the Collateral (by litigation or other proceedings) or to defend any claims asserted against Administrative Agent or any Lender by Borrowers or any Borrower Party with respect to the Loans, the Loan Documents, the Collateral or the transactions contemplated hereby, which amounts will include all transfer taxes payable upon foreclosure of any Collateral, court costs, attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Administrative Agent or any Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Administrative Agent or any Lender (as applicable). All amounts payable by Borrowers to Administrative Agent or any Lender under this Section shall constitute part of the Loans and shall be secured by the Loan Documents.
Section 13.6    Approvals; Third Parties; Conditions. All rights retained or exercised by Administrative Agent or the Lenders to review or approve leases, contracts, plans, studies and other matters, including Borrowers’ and any other Person’s compliance with the provisions of Article 9 and compliance with laws applicable to Borrowers, the Projects or any other Person, are solely to facilitate Lenders’ credit underwriting and the administration of the Loans, and shall not be deemed or construed as a determination that Administrative Agent or the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrowers or any other Person. This Agreement is for the sole and exclusive use of Administrative Agent, the Lenders and Borrowers and may not be enforced, nor relied upon, by any Person other than Administrative Agent, the Lenders and Borrowers. All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders and their respective successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Administrative Agent and the Lenders at any time in their sole discretion.
Section 13.7    Lenders and Administrative Agent Not in Control; No Partnership.
(1)    None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or any Lender the right or power to exercise control over the affairs or management of a Borrower. The power of Administrative Agent and the Lenders is limited to the right to exercise the rights and remedies under the Loan Documents.
(2)    Borrowers, Administrative Agent and the Lenders agree that the relationship between Borrowers, on the one hand, and Administrative Agent and the Lenders, on the other hand, is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall be deemed or construed, to create, and Administrative Agent, the Lenders and Borrowers disclaim any intention to create, a partnership, joint venture, agency or common interest in profits or income among Administrative Agent, the Lenders and Borrowers, or to create an equity in the Projects in Administrative Agent or the Lenders, or any sharing of liabilities, losses, costs or expenses. Administrative Agent and the Lenders neither undertake nor assume any responsibility or duty to Borrowers, to any direct or indirect constituent partners, members, stockholders or investors in a Borrower (each, a “Borrower Investor”) or to any other Person with respect to the Collateral or the Loans, except as expressly provided in the Loan Documents. Notwithstanding any other provision of the Loan Documents: (a) neither Administrative Agent nor any Lender is, nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind in a Borrower or any Borrower Investor or Borrower Party, and neither Administrative Agent nor any Lender intends to ever assume such status; (b) Administrative Agent and the Lenders shall in no event be liable for any debts, expenses or losses incurred or sustained by Borrowers or any Borrower Investor or Borrower Party; and (c) Administrative Agent and the Lenders shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrowers or any Borrower Investor or Borrower Party.
(3)    Borrowers, Administrative Agent and the Lenders acknowledge that one or more Lenders or their Affiliates may now or hereafter be an indirect investor in a Borrower or Affiliates of Borrower (each, a “Lender Investment”). No such present or future Lender Investment shall terminate, qualify, impair or otherwise affect in any manner the obligations, agreements and understandings of Borrowers, Administrative Agent or the Lenders set forth in Section 13.7(1) and Section 13.7(2). Without limiting the foregoing, each Borrower represents and warrants that (a) Borrowers were not required, compelled or influenced to enter into this Agreement or otherwise obtain any of the Loans by any existing Lender Investment or the prospect of any future Lender Investment, and (b) any return or payment made on, or loss incurred as the result of, any Lender Investment shall not be taken into account with respect to the obligations of Borrowers under this Agreement or with respect to the Loans, and with respect to both (a) and (b) above, each Borrower covenants and agrees that it shall forever be estopped from asserting to the contrary. Each Borrower hereby WAIVES AND RELEASES any offsets, defenses, claims (including claims of equitable subordination in any bankruptcy proceeding involving a Borrower or its assets) or counterclaims to the payment of the Loans, to the enforcement of Borrowers’ other obligations under the Loan Documents, to the priority of the Liens of the Loan Documents or to Administrative Agent’s exercise of remedies against the Collateral to the extent such offsets, defenses, claims or counterclaims are based on the existence of, or the prospect of, any Lender Investments (collectively, “Lender Investment Claims”). Borrowers shall indemnify, defend and hold Administrative Agent and each Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements (including the reasonable fees and actual expenses of their counsel) of any kind or nature whatsoever, as a result of the assertion of any Lender Investment Claims by a Borrower, any Borrower Party or any other Affiliate of Borrower.
Section 13.8    Time of the Essence. Time is of the essence with respect to this Agreement and the other Loan Documents.
Section 13.9    Successors and Assigns; Secondary Market Transactions.
(1)    This Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders and Borrowers and their respective successors and permitted assigns, provided that neither Borrowers nor any Borrower Party shall, without the prior written consent of Administrative Agent or except as may be permitted pursuant to Section 6.20, assign any rights, duties or obligations hereunder.
(2)    Borrowers acknowledge that Administrative Agent and each Lender and their respective successors and assigns may without notice to or consent from Borrowers (a) sell this Agreement, the Mortgages, the Notes, the other Loan Documents, and any and all servicing rights thereto, or any portions thereof, to one or more investors or lenders, (b) participate and/or syndicate the Loans to one or more investors or lenders, (c) deposit this Agreement, the Notes and the other Loan Documents, or any portions thereof, with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell, transfer or assign the Loans or interests therein in one or more transactions to investors, lenders or any Lender’s Affiliates (the transactions referred to in clauses (a) through (d) are hereinafter each referred to as a “Secondary Market Transaction”). If the Loans are sold, participated, syndicated or otherwise transferred, GECC shall remain as the Administrative Agent until the first to occur of (x) an Event of Default or (y) the removal by the Lenders of GECC as the Administrative Agent for cause as set forth in the Co-Lending Agreement. Borrowers shall reasonably cooperate with Administrative Agent and each Lender in effecting any such Secondary Market Transaction and shall reasonably cooperate and use all reasonable efforts to satisfy the market standards to which Administrative Agent and each Lender customarily adheres or which may be reasonably required by any participant, investor, lender, purchaser or any rating agency involved in any Secondary Market Transaction (including delivery of opinions of counsel in form and substance similar to the opinions of counsel delivered to Administrative Agent on the Closing Date). Borrowers shall provide such information and documents relating to Borrowers, Joinder Party and the Projects as Administrative Agent and each Lender may request in connection with such Secondary Market Transaction (including information necessary to verify Borrowers’ and Joinder Party’s continuing compliance with the provisions of Article 9). In addition, Borrowers shall make available to Administrative Agent and the Lenders all information concerning the Projects, its business and operations that Administrative Agent and the Lenders may reasonably request. Administrative Agent and the Lenders shall be permitted to share all information with the participants, investors, lenders, purchasers, investment banking firms, rating agencies, accounting firms, law firms and third-party advisory firms involved with the Loans and Loan Documents or the applicable Secondary Market Transaction (collectively, “Interested Parties”). Administrative Agent and the Lenders and all of the Interested Parties shall be entitled to rely on the information supplied by or on behalf of Borrowers. Borrowers and each Party agrees that Administrative Agent and the Lenders shall have no liability whatsoever as a result of delivering any such information to any Interested Party, and Borrowers and the other Borrower Parties, on behalf of themselves and their successors and assigns, hereby release and discharge Administrative Agent and the Lenders from any and all liabilities, claims, damages, or causes of action arising out of, connected with or incidental to the delivery of any such information to any Interested Party. Borrowers also agree to execute any amendment of or supplement to this Agreement and the other Loan Documents as Administrative Agent and the Lenders may request in connection with any Secondary Market Transaction, provided that such amendment or supplement does not change the economic terms of the Loans or otherwise increase, in any material respect, a Borrower’s or Joinder Party’s duties, responsibilities or liabilities under the Loan Documents, or decrease, limit or restrict a Borrower’s or Joinder Party’s rights under the Loan Documents. Borrowers and Lender each shall bear their respective costs and expenses incurred in effecting any Secondary Market Transaction, except that Lenders shall (so long as no Event of Default has occurred and is continuing) promptly upon request pay Borrowers’ reasonable out-of-pocket costs incurred after the date hereof in connection with a Secondary Market Transaction which exceed $100,000.00 in the aggregate.
(3)    Administrative Agent and each Lender shall have the right, at any time (whether prior to, in connection with, or after any Secondary Market Transaction), with respect to all or any portion of the Loans, to modify, split and/or sever all or any portion of the Loans; provided, however, in each such instance the outstanding principal balance of all of the Notes evidencing the Loans (or components of such Notes) and the Maximum Commitment Amount, immediately after the effective date of such modification, split or severance equals the outstanding principal balance of the Loans, and the Maximum Commitment Amount, respectively, immediately prior to such modification, split or severance, and if such Notes have different stated interest rates, the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification, split or severance (and at all times thereafter) equals the weighted average of the interest rates of the Notes immediately prior to such modification, split or severance; and the Administrative Agent shall apply the monthly interest payments made on account of all such Notes (or components thereof) pro rata (based on relative unpaid interest) among the holders of such Notes (or components thereof). Without limiting the foregoing, Administrative Agent may (a) cause the Notes and the Mortgages (and the other collateral documents now or hereafter executed to secure, or to perfect a security interest granted to secure, any or all of the Loans) to be split into a first and second priority mortgage loan, (b) create one or more senior and subordinate notes and, in connection therewith, allocate some or all rights and benefits under the Mortgages (and under such other collateral documents) to the Lenders holding either such senior or subordinate notes, (c) create multiple components of the Notes (and allocate or reallocate the principal balance of the Loans among such components), or (d) otherwise sever membership interests (directly or indirectly) in a Borrower (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Administrative Agent determines. Borrowers (and each Borrower’s constituent members, if applicable) shall promptly execute such documentation as Administrative Agent may request to evidence and/or effectuate any such modification or severance.
(4)    Prior to occurrence of an Event of Default, GECC may not syndicate, participate or otherwise transfer any portion of the Loans to any entity set forth on Schedule 13.9 or any Affiliate of any such entity.
Section 13.10    Renewal, Extension or Rearrangement. Subject to Section 13.9, all provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loans.
Section 13.11    Waivers. No course of dealing on the part of Administrative Agent or any Lender, or any of their respective officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or any Lender under any of the Loan Documents, shall operate as a waiver thereof. Any waiver of a Potential Default or an Event of Default, shall not be construed to be a waiver of any subsequent occurrence of the same or any other Potential Default or Event of Default.
Section 13.12    Cumulative Rights. The rights, powers and remedies of Administrative Agent and the Lenders under the Loan Documents shall be cumulative and not exclusive of any right, power or remedy available at law or in equity or otherwise. The exercise or partial exercise of any such right, power or remedy shall not preclude the exercise of any other right, power or remedy, each of which may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in its sole discretion.
Section 13.13    Promotional Material. Borrowers authorize Administrative Agent and each Lender to issue press releases, advertisements and other promotional materials in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the Loans in general terms or in detail and Administrative Agent’s or such Lender’s participation in the Loans, provided that all references to Borrowers contained in any such press releases, advertisements or promotional materials shall be approved in writing by Borrowers in advance of issuance. All references to Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by Borrowers shall be approved in writing by Administrative Agent and such Lender in advance of issuance.
Section 13.14    Survival. All of the representations, warranties, covenants, and indemnities of Borrowers hereunder, and under the indemnification provisions of the other Loan Documents, shall survive (i) the repayment in full of the Loans and the release of the Liens evidencing or securing the Loans, (ii) the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Projects to any party, whether or not an Affiliate of Borrower, and (iii) in the case of any Lender that may assign any interest in its Commitment or Loans hereunder in accordance with the terms of this Agreement, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.
Section 13.15    WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOANS OR THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER INTO THIS AGREEMENT.
Section 13.16    Punitive or Consequential Damages; Waiver. None of Administrative Agent, the Lenders or Borrowers shall be responsible or liable to any other party or to any other party’s Affiliates for any punitive, exemplary or consequential damages which may be alleged by either party (or by any of their respective Affiliates) as a result of the Loans or the transactions contemplated hereby, including any breach or other default by any party hereto. Borrowers represent and warrant to Administrative Agent and the Lenders that as of the Closing Date neither a Borrower nor any Borrower Party has any claims against Administrative Agent or any of the Lenders in connection with the Loans.
Section 13.17    Governing Law.
(1)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY ADMINISTRATIVE AGENT AND LENDERS AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS

OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF VALIDITY, CONSTRUCTION, INTERPRETATION, ENFORCEMENT AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, ALL OF THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER AND THEREUNDER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE RIGHTS, DUTIES AND RELATIONSHIP OF THE PARTIES THERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR (A) THE CREATION, VALIDITY, PRIORITY AND PERFECTION OF ANY LIENS AND SECURITY INTERESTS CREATED PURSUANT TO ANY OF THE LOAN DOCUMENTS THAT ENCUMBER REAL PROPERTY OR FIXTURES, (B) THE REMEDIES GRANTED THEREIN THAT RELATE TO SUCH REAL PROPERTY OR FIXTURES, (C) THE METHOD AND EFFECT OF TRANSFERS OF, AND MATTERS RELATING TO TITLE TO, SUCH REAL PROPERTY OR FIXTURES, AND (D) ANY OTHER MANDATORY PROVISIONS OF THE LAW OF ITS LOCATION APPLICABLE TO SUCH REAL PROPERTY OR FIXTURES, SHALL BE GOVERNED BY, FOR EACH PROJECT, THE LAWS OF THE STATE IN WHICH SUCH PROJECT IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY, CONSTRUCTION, INTERPRETATION, ENFORCEMENT AND PERFORMANCE OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OF THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. SUBJECT TO THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWERS, ADMINISTRATIVE AGENT AND LENDERS HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM OR RIGHT TO ASSERT THAT THE LAWS OF ANY OTHER JURISDICTION GOVERN THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(2)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, LENDERS OR BORROWERS ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS MAY AT ADMINISTRATIVE AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH BORROWER WAIVES

ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT CORPORATION SERVICE COMPANY AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWERS IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWERS, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWERS (A) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (B) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (C) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
(3)    NOTHING IN THIS SECTION 13.17 SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT AND/OR LENDERS TO SEEK ONE OR MORE ACTIONS, CLAIMS AND REMEDIES (INCLUDING A DEFICIENCY JUDGMENT) UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, WHETHER SUCH ACTIONS, CLAIMS AND REMEDIES ARE BROUGHT CONCURRENTLY, CONSECUTIVELY OR IN ANY OTHER MANNER, AND THE PARTIES HEREBY AGREE THAT NEW YORK STATE REAL PROPERTY ACTIONS AND PROCEEDINGS LAW SECTIONS 1301 AND 1371 (AND ANY SUCCESSOR STATUTES RELATING THERETO) DO NOT APPLY TO COLLATERAL LOCATED OUTSIDE OF THE STATE OF NEW YORK, AND SHALL NOT BE INTERPRETED TO RESTRICT OR PROHIBIT ANY SUCH ACTIONS, CLAIMS AND REMEDIES BY ADMINISTRATIVE AGENT AND/OR LENDERS. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY WAIVES THE PROTECTION OF RPAPL SECTIONS 1301 AND 1371, AND ANY SUCCESSOR STATUTES RELATING THERETO WITH RESPECT TO ADMINISTRATIVE AGENT OR LENDERS’ RIGHT TO ELECT REMEDIES OR SEEK A DEFICIENCY JUDGMENT.
Section 13.18    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Administrative Agent and the Lenders, on the one hand, and Borrowers, on the other hand, and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof, including any commitment letter (if any) issued by Administrative Agent or any Lender with respect to the Loans and any confidentiality agreements previously executed by the parties with respect to the Loans. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between this Agreement and any of the other Loan Documents (other than the Hazardous Materials Indemnity Agreement), the terms of this Agreement shall control.
Section 13.19    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. Copies of originals, including copies delivered by facsimile, PDF or other electronic means, shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.
Section 13.20    Assignments and Participations.
(1)    Assignments by Borrowers. Except as expressly provided herein, Borrowers may not assign any of their rights or obligations hereunder or under the Notes without the prior written consent of all of the Lenders and Administrative Agent.
(2)    Assignments by the Lenders. Subject to the terms of the Co-Lending Agreement and Section 13.9, each Lender may assign any of its Loans, its Notes and its Commitment. For the avoidance of doubt, GECC shall have all of the rights of a Lender set forth in Section 13.9 and this Section 13.20. Upon execution and delivery by the assignee (even if already a Lender) to Administrative Agent of an Assignment and Acceptance pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent to the extent required under the Co-Lending Agreement, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and, except as provided in the Co-Lending Agreement, the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned.
(3)    Participations. Subject to Section 13.9, a Lender may sell or agree to sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided that such Participant shall not have any rights or obligations under this Agreement or any Note or any other Loan Document (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender and the applicable Participant). All amounts payable by Borrowers to any Lender under Section 2.7 in respect of Loans held by it and its Commitment shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans and Commitment, and as if such Lender were funding each of such Loans and Commitment in the same way that it is funding the portion of such Loans and Commitment in which no participations have been sold.
(4)    Certain Pledges. Subject to Section 13.9, in addition to the assignments and participations permitted under the foregoing provisions of this Section 13.20 (but without being subject thereto):
(a)    Any Lender may (without notice to Borrowers, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
(b)    Subject to the terms of the Co-Lending Agreement, any Lender may pledge its Loans and its Notes to any Person that has provided a credit facility or source of liquidity to such Lender. No such pledge shall release the assigning Lender from its obligations hereunder. Any subsequent assignment of pledged Loans and Notes upon the exercise of pledge remedies shall be subject to the terms of the Co-Lending Agreement and Section 13.20(2).
(c)    Any Lender may (without notice to Borrowers, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to the trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by a German mortgage bank, or any other Person permitted to issue covered mortgage bonds, under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any substitute or successor legislation, and in either such case, such Loans and Note shall be fully transferable as provided therein. No such pledge or assignment shall release the assigning Lender from its obligations hereunder. Borrowers agree to execute within fifteen (15) Business Days after request therefor is made by any Lender, any documents or any amendments, amendments and restatements, and/or modifications to any Loan Documents and/or additional documents (including, without limitation, amended, amended and restated, modified and/or additional promissory notes) and/or estoppel certificates reasonably requested by Lender in order to make the Loan Documents eligible under German Pfandbrief legislation; provided, however, that Borrowers shall not be required to enter into any documents and amendments which would increase Borrowers’ affirmative obligations or decrease Borrowers’ rights under the Loan Documents or adversely affect the economic or other material terms of the Loans.
(5)    Provision of Information to Assignees and Participants. A Lender may furnish any information concerning Borrowers or any of their Affiliates in the possession of such Lender from time to time to assignees and Participants (including prospective assignees and Participants).
(6)    No Assignments to Borrowers or Affiliates. Anything in this Section 13.20 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrowers or any of its Affiliates without the prior written consent of each Lender.
Section 13.21    Brokers. Borrowers hereby represent to Administrative Agent and each Lender that Borrowers have not dealt with any broker, underwriters, placement agent, or finder in connection with the transactions contemplated by this Agreement and the other Loan Documents, other than Eastdil Secured, LLC (the “Broker”). Borrowers hereby agree to pay all fees and commissions due and payable to Broker and to indemnify and hold Administrative Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrowers in connection with the transactions contemplated herein.
Section 13.22    Co-Lending Agreement
(1)    . The Co-Lending Agreement sets forth certain rights and responsibilities of Administrative Agent and the Lenders with respect to the Loans, the Loan Documents, Borrowers and the Projects. Administrative Agent’s discretion under the Loan Documents is subject to the limitations set forth in the Co-Lending Agreement, including the requirement that Administrative Agent obtain approval of some or all of the Lenders prior to taking certain actions under the Loan Documents. The Co-Lending Agreement is intended solely for the benefit of Administrative Agent and the Lenders. Borrowers and the Borrower Parties are not intended third-party beneficiaries of the Co-Lending Agreement, and shall not be entitled to rely on any of the terms or provisions contained therein. Neither Administrative Agent nor the Lenders shall have any obligation to disclose to Borrowers or any Borrower Party the contents of the Co-Lending Agreement. Notwithstanding anything to the contrary herein, each Lender agrees that, prior to occurrence of an Event of Default, all dealings with Borrowers in connection with the administration of the Loans and the Loan Documents shall be handled through Administrative Agent exclusively (subject to Administrative Agent’s rights set forth in the last paragraph of Section 14.1) except where this Agreement requires or permits a Lender to deal directly with Borrowers (but the foregoing shall not prevent a Borrower from, at its option, contacting a Lender directly).
Section 13.23    Claims Against Administrative Agent or Lenders. Neither Administrative Agent nor the Lenders shall be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the default claimed by Borrowers shall have been given to Administrative Agent within six (6) months after Borrowers first had knowledge of the occurrence of the event which Borrowers allege gave rise to such claimed default and Administrative Agent or the Lenders do not remedy or cure the default, if any default actually exists, promptly thereafter. Borrowers waive any claim, set-off or defense against Administrative Agent and the Lenders arising by reason of any alleged default by Administrative Agent or any Lender as to which a Borrower does not give notice within nine (9) months after the Maturity Date or earlier repayment of the Loans. Borrowers acknowledge that such waiver is or may be essential to Administrative Agent’s ability to enforce its and the Lenders’ remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Administrative Agent, the Lenders and Borrowers with regard to the Loans. No Borrower Party or tenant of any Project is intended to have any rights as a third-party beneficiary of the provisions of this Section 13.23.

For the avoidance of doubt, this Section 13.23 shall not apply to any obligations owed by Administrative Agent to the Lenders, or owed by the Lenders to each other or to Administrative Agent, whether arising under the Loan Documents or under the Co-Lending Agreement, unless (and then only to the extent) such obligations also are owed to the Borrowers under the Loan Documents.
ARTICLE 14

ADMINISTRATIVE AGENT
Section 14.1    Appointment, Powers and Immunities. Subject to Section 14.7, each Lender hereby appoints and authorizes General Electric Capital Corporation to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Administrative Agent (which term as used in this sentence and in Section 14.5 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):
(1)    shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender;
(2)    shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by Borrowers or any other Person to perform any of its obligations hereunder or thereunder; and
(3)    shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 14.5.
Administrative Agent may employ agents and attorneys in fact, and may delegate all or any part of its rights and obligations hereunder, to third parties (which third parties may also be Lenders hereunder), and shall not be responsible for the negligence or misconduct of any such agents, attorneys in fact or third parties selected by it in good faith, but Administrative Agent may not delegate to any Person Administrative Agent’s rights to give consents, approvals or waivers permitted or required to be given by Administrative Agent (in its capacity as such) pursuant to this Agreement. The immediately preceding sentence shall NOT, however, affect any Lender’s right pursuant to the Co-Lending Agreement. Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent.
Section 14.2    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, facsimile or e-mail) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, and such Required Lenders’ instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
Section 14.3    Defaults. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Default or an Event of Default unless Administrative Agent has received notice from a Lender or Borrowers specifying such Potential Default or Event of Default and stating that such notice is a “Notice of Default.” If Administrative Agent receives such a notice of the occurrence of a Potential Default or an Event of Default, Administrative Agent shall give prompt notice thereof to the Lenders. Administrative Agent shall (subject to Section 14.6) take such action with respect to such Potential Default or Event of Default and other matters relating to the Loans as shall be directed by the Required Lenders.
Section 14.4    Rights as a Lender. With respect to GECC’s Commitment and the Loans made by it, GECC (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. GECC (and any successor acting as Administrative Agent) and its Affiliates (including GECC) may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with Borrowers (and any of their Affiliates) as if it were not acting as Administrative Agent, and GECC and its Affiliates (including GECC) may accept fees and other consideration from Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
Section 14.5    Standard of Care; Indemnification. In performing its duties under the Loan Documents, Administrative Agent will exercise the same degree of care as Administrative Agent normally exercises in connection with real estate loans held for its own account, but Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or willful misconduct which resulted in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any

Lender for the failure by Administrative Agent to comply with any of Administrative Agent’s obligations to Borrowers under the Loan Documents or otherwise. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 13.5, but without limiting the obligations of Borrowers under Section 13.5) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Borrowers is obligated to pay under Section 13.5, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section.
Section 14.6    Failure to Act. Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 14.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
Section 14.7    GECC as Administrative Agent. Notwithstanding anything to the contrary contained herein, unless and to the extent prohibited from doing so by applicable law, GECC shall at all times remain Administrative Agent hereunder until the first to occur of (x) an Event of Default or (y) the removal by the Lenders of GECC as the Administrative Agent for cause as set forth in the Co-Lending Agreement. If GECC is prohibited by applicable Law from remaining Administrative Agent hereunder, Administrative Agent may resign by giving notice thereof to the Lenders and Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent which shall be a financial institution that has (1) an office in New York, New York with a combined capital and surplus of at least $500,000,000 and (2) knowledge and experience comparable to the resigning Administrative Agent’s knowledge and experience in the servicing of loans similar to the Loans. If no successor Administrative Agent has been so appointed by the Required Lenders and has accepted such appointment within thirty (30) days after the retiring Administrative Agent has given its resignation notice to the Lenders and Borrowers, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (b) the Lenders shall perform the duties of Administrative Agent (and all payments and communications provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this Section 14.7. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor

Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 14.7). The fees payable by Borrowers to a successor Administrative Agent shall be the same as the fees, if any, payable to its predecessor unless otherwise agreed between Borrowers and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 14 and Section 13.5 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
Section 14.8    Joint and Several. All obligations of Borrowers pursuant to this Agreement and the other Loan Documents shall be joint and several, and each Borrower shall be jointly and severally liable for all amounts and obligations which become due or should be performed under this Agreement and the other Loan Documents.
Section 14.9    Exhibits. The Exhibits to this Agreement contain confidential, proprietary and nonpublic information, the public disclosure of which might adversely affect the Borrowers’ and their business operations.
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EXECUTED as of the date first written above.

ADMINISTRATIVE AGENT: GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation By: __/s/ Paul St. Arnauld______ Name: Paul St. Arnauld Title: Authorized Signatory

LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation

By: __/s/ Paul St. Arnauld______
   Name: Paul St. Arnauld
   Title: Authorized Signatory
GE CAPITAL BANK, a Utah banking corporation

By: __/s/ Paul St. Arnauld______
   Name: Paul St. Arnauld
   Title: Authorized Signatory __________

[signatures continued on next page]

BORROWERS:
COLFIN COBALT I-II OWNER, LLC,
a Delaware limited liability company
By: _    /s/ Ronald M. Sanders_________
      Name: Ronald M. Sanders
Title: Vice President
COLFIN COBALT I-II SUB, LLC,
a Delaware limited liability company
By: _    /s/ Ronald M. Sanders_________
      Name: Ronald M. Sanders
Title: Vice President
COLFIN COBALT OWNER III, LLC,
a Delaware limited liability company
By: _    /s/ Ronald M. Sanders_________
      Name: Ronald M. Sanders
Title: Vice President
COLFIN COBALT SUB III, LLC,
a Delaware limited liability company
By: _    /s/ Ronald M. Sanders_________
      Name: Ronald M. Sanders
Title: Vice President